The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to 424(b)(2)
Registration No. 333-124003

SUBJECT TO COMPLETION, DATED APRIL 18, 2006

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 20, 2005)

5,000,000 Shares

Common Stock

         Capital Lease Funding, Inc. is a diversified real estate investment trust, or REIT, that owns and finances primarily single tenant commercial real estate assets subject to long-term leases to primarily investment grade tenants.

         We are offering 5,000,000 shares of our common stock in this offering. Our common stock is listed on the New York Stock Exchange under the symbol “LSE.” On April 13, 2006, the last reported sales price of our common stock was $10.75 per share.

         Our stock is subject to an ownership limit of 9.9% of the value or number, whichever is more restrictive, of the outstanding shares of our common stock and 9.9% of the value or number, whichever is more restrictive, of all the outstanding shares of our stock, which is designed to preserve our qualification as a REIT for federal income tax purposes. See “Restrictions on Ownership and Transfer” on page 40 of the accompanying prospectus for more information about these restrictions.

See “Risk Factors” beginning on page S-9 of this prospectus supplement and at Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 to read about certain risks you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

         We have granted the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any.

         The underwriters expect to deliver the shares of common stock to purchasers on or about April    , 2006.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

FRIEDMAN BILLINGS RAMSEY	WACHOVIA SECURITIES

RYAN BECK & CO.

The date of this prospectus supplement is April    , 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and in any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone else to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is only accurate as of the date of the front cover of this prospectus supplement or accompanying prospectus or as of the date given in the incorporated document, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “strategy,” “will” and other words of similar meaning. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	our ability to make additional investments in a timely manner or on acceptable terms;

•	our ability to obtain long-term financing for our asset investments at the spread levels we project when we invest in the asset;

•	adverse changes in the financial condition of the tenants underlying our investments;

•	increases in our financing costs, our general and administrative costs and/or our property expenses;

•	changes in our industry, the industries of our tenants, interest rates or the general economy;

•	the success of our hedging strategy;

•	our ability to raise additional capital;

•	impairments in the value of the collateral underlying our investments;

•	the degree and nature of our competition; and

•	the other factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including those described under the caption “Risk Factors” in this prospectus supplement and under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K.

      In addition, we may be required to defer revenue recognition on real properties we acquire if the property is under construction or is not yet ready for occupancy.

      Any forward-looking statement speaks only as of its date. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date made.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes certain terms of this offering and other matters relating to us. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time, some of which does not apply to this offering.

      To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

      When used in this prospectus, except where the context otherwise requires, the terms “we,” “our,” “us” and “the Company” refer to Capital Lease Funding, Inc. and its predecessors and subsidiaries.

      When we compute weighted averages in this prospectus supplement, we weight the relevant numbers based on our carry value.

S-iii

[THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS SUMMARY

      This summary highlights selected information about us and this offering. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes included or incorporated by reference herein, before making an investment decision. Unless otherwise specified, the information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Overview

      We are a diversified real estate investment trust, or REIT, that owns and finances primarily single tenant commercial real estate assets subject to long-term leases to primarily investment grade tenants. We focus on properties that are subject to a net lease, which we define as a lease that requires the tenant (rather than the landlord) to pay for, or pay for and perform, all or substantially all aspects of the property and its operations during the lease term.

      Our primary business objective is to generate stable, long-term and attractive returns based on the spread between the yields generated by our assets and the cost of financing our portfolio. We invest at all levels of the capital structure of net lease properties, including equity investments in real estate (owned real properties), debt investments (mortgage loans and net lease mortgage backed securities) and mezzanine investments secured by net leased real estate collateral.

      Tenants underlying our net lease investments are primarily large public companies or their significant operating subsidiaries and governmental and quasi-governmental entities with investment grade credit ratings, defined as a published senior unsecured credit rating of BBB–/Baa3 or above from one or both of Standard & Poor's Corporation (“S&P”) and Moody's Investors Service (“Moody's”). We also imply an investment grade credit rating for tenants that are not publicly rated by S&P or Moody's but (i) are 100% owned by an investment grade parent (even if the parent does not guarantee the subsidiary's obligations), (ii) for which we have obtained a private investment grade rating from either S&P or Moody's, or (iii) are governmental entity branches or units of another investment grade rated governmental entity (even if the entity does not guarantee the branch's or unit's obligations).

      As of December 31, 2005 our investment portfolio had a carry value of approximately $1.2 billion, of which 63.5% consisted of owned real properties and 36.5% consisted primarily of loans and mortgage securities. Approximately 88% of our overall portfolio was invested in owned properties and loans on properties where the underlying tenant was rated investment grade, and in investment grade rated real estate securities. The weighted average underlying tenant credit rating for our owned real property portfolio was A+ and for our loan portfolio was BBB.

      Below is a list of our top 10 credit exposures as of December 31, 2005 (that is, the 10 tenants or lease guarantors that underlie the greatest portion of our portfolio by carry value):

Tenant or Guarantor	Rating (1)	No. of Properties	Carry Value
United States Government	AAA	7	$196,674,574
Lowes Companies, Inc.	A+	4	88,517,081
Aon Corporation	BBB+	1	83,652,611
Tiffany & Co.	A–	1	77,135,790
CVS Corporation	A–	22	67,718,513
Allstate Insurance Company	AA	2	56,118,358
Cadbury Schweppes Holdings (US)	BBB	1	49,596,699
ITT Industries, Inc.	BBB+	1	48,099,684
Kohls Corporation	A–	1	48,001,192
Choice Hotels International, Inc.	BBB	1	44,166,021

Weighted Average/Total	A+		$759,680,522

(1)	Reflects actual or implied S&P rating.

Investment Strategy

•	Investing in High Quality Cash Flows. We invest primarily in owned net leased real properties and real estate loans where the underlying tenant has an investment grade credit rating or implied investment grade credit rating.

•	Long-Term Assets Held for Investment. We invest in commercial real estate assets subject to long-term net leases. We intend to hold our assets for the long-term, capturing the stable cash flows that will be produced from the underlying primarily investment grade credits. On a limited and opportunistic basis, we also continue to acquire and promptly resell net lease assets through our taxable REIT subsidiary.

•	Flexible Investment Approach. We invest at all levels of the net lease capital structure but remain flexible within that structure, investing where we see the greatest market opportunity to earn attractive returns. We have seen the greatest opportunity on the equity side of the business (owned real properties). We expect the percentage of our portfolio that consists of owned real properties to increase in 2006.

•	Stringent Underwriting Process. We maintain a comprehensive underwriting and due diligence process that is overseen by our investment committee, which consists of six of our key employees, including the chief executive officer, president, chief financial officer and chief investment officer. Our investment committee formally reviews and approves each transaction prior to funding. We also have an investment oversight committee of the Board of Directors that approves investments in excess of $50 million.

•	Finance with Long-Term Fixed Rate Debt. We seek to borrow against, or leverage, our assets with long-term fixed rate debt, effectively locking in the spread we expect to generate on our assets. Through December 31, 2005, our long-term financings have been in the form of traditional third party mortgage financings (on most of our owned real properties) and a collateralized debt obligation, or “CDO”, which is a form of securitization that is treated as a “financing” for tax and accounting purposes, that we completed in March 2005. The CDO enables us to retain ownership of the securitized assets. We also have short-term floating rate borrowing arrangements in place to facilitate our investment activity while we arrange long-term financing, and we employ a hedging strategy to mitigate our exposure to changes in interest rates while our assets are financed under our short-term borrowing arrangements. We expect our leverage to average 70% to 85% of our assets in portfolio. We believe this leverage level is conservative given the primarily investment grade nature of the underlying tenants and the length and quality of the related leases.

Our Competitive Strengths

•	Established Origination and Investment Capabilities. We have an experienced in-house team of investment originators and underwriters that originate, structure, underwrite and close our net lease transactions. In addition, we have developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that helps us to identify and originate a variety of net lease financing and investment opportunities. During 2005, we originated over $750 million of net lease investments (including approximately $21.8 million of investments sold in the ordinary course of business).

•	Experienced Senior Management Team. Our senior management team has worked together for more than 10 years. During this period, we built a nationwide origination network and underwriting platform, initially focused on net lease mortgage lending. Since our initial public offering in 2004, we have expanded our strategy to include the ownership of net lease properties by drawing on our extensive experience in evaluating tenant credit quality, lease structures and commercial real properties. Since that time, we have purchased more than $750 million of net lease properties. Since 1996, we have originated and underwritten more than $3.5 billion in net lease transactions, involving more than 500 properties with more than 75 underlying tenants. During this 10-year period, we have experienced only one loan default and foreclosure on the loans and properties we have originated and underwritten.

•	Financing Expertise. We have substantial experience in financing and securitizing net lease assets. During 2005, we completed what we believe was the first ever 100% fixed rate real estate primarily whole loan CDO. We financed an approximately $300 million pool of net lease mortgage loans and securities, with 85% of the obligations rated AAA/Aaa by S&P/Moody's, and 95% of the obligations rated investment grade by S&P/Moody's. Prior to our initial public offering in 2004, we structured four “gain-on-sale” securitizations aggregating $1.5 billion.

•	Market Expertise. We have recognized expertise in the net lease marketplace. In February 2005, we received a U.S. patent for our 10-year credit loan product. In addition to serving as one of our loan products, we use this product to create additional leverage on many of our owned property investments. We have worked extensively with S&P and Moody's to develop ratings criteria for net lease financing, and continue to provide ongoing advice and assistance to these rating agencies on net lease financing issues. We also developed the specialized lease enhancement mechanisms that are now market standard for net lease lending transactions.

Our Portfolio

      Owned Properties

      We invest in all commercial property types (e.g., office, retail or industrial), and our investment underwriting includes an analysis of the credit quality of the underlying tenant and the strength of the related lease. We also analyze the property's real estate fundamentals, including location and type of the property, vacancy rates and trends in vacancy rates in the property's market, rental rates within the property's market, recent sales prices and demographics in the property's market.

      As of December 31, 2005, our owned property portfolio had a carry value of $764.9 million. We believe the strength of our portfolio is exhibited by the following:

•	approximately 3.3 million rentable square feet;

•	27 properties in 16 states leased to 16 different tenants;

•	100% investment grade or implied investment grade tenants;

•	weighted average tenant credit rating of A+;

•	weighted average remaining lease term of approximately 13 years; and

•	well diversified portfolio by property type, geography and credit rating.

      The following pie chart depicts the credit quality(1) of our owned property portfolio as of December 31, 2005:

A-

16%

A+

13%

AA

11%

AAA

26%

BBB
13%

BBB-
4%

BBB+

17%

(1)	Reflects actual or implied S&P rating or equivalent S&P rating if rated only by Moody's.

      The following is a tabular presentation of our owned property portfolio as of December 31, 2005:

						(in thousands)
Tenant or Guarantor	Location	Property Type	Square Feet	Purchase Date	Lease Maturity	2006 Estimated Annual Rent (1)	Purchase Price	Carry Value (2)
Abbott Laboratories	Columbus, OH	Office	111,776	11/2004	10/2016	$893	$12,025	$11,680
Abbott Laboratories	Waukegan, IL	Office	131,341	8/2005	8/2017	1,338	20,325	20,131
Allstate Insurance Company	Charlotte, NC	Office	191,681	12/2005	12/2015	1,869	27,172	27,211
Allstate Insurance Company	Roanoke, VA	Office	165,808	12/2005	12/2015	1,990	28,928	28,907
Aon Corporation (3)	Glenview, IL	Office	412,409	8/2004	4/2017	6,310	85,750	83,653
Baxter International, Inc.	Bloomington, IN	Office/Warehouse	125,500	10/2004	9/2016	790	10,500	10,459
Cadbury Schweppes Holdings (US)	Whippany, NJ	Office	149,475	1/2005	3/2021	3,400	48,000	49,597
Capital One Financial Corporation	Plano, TX	Office	159,000	6/2005	2/2015	1,664	27,900	30,623
Choice Hotels International, Inc. (4)	Silver Spring, MD	Office	223,912	11/2004	5/2013	4,656	43,500	44,166
Crozer-Keystone Health System (5)	Ridley, PA	Medical Office	22,708	8/2004	4/2019	397	4,477	5,606
CVS Corporation	Randolph, MA	Retail Drug	88,420	9/2004	1/2014	744	10,450	13,856
Farmers New World Life Insurance Company	Mercer Island, WA	Office	155,200	12/2005	12/2020	2,328	39,550	39,597
ITT Industries, Inc.	Herndon, VA	Office	167,285	5/2005	3/2019	3,600	46,081	48,100
Lowes Companies, Inc. (6)	Aliso Viejo, CA	Retail	181,160	5/2005	8/2024	3,450	52,860	52,378
Omnicom Group, Inc.	Irving, TX	Office	101,120	6/2005	5/2013	1,278	18,100	17,750
Tiffany & Co	Parsippany, NJ	Office/Warehouse	367,740	9/2005	9/2025	4,613	75,000	77,136
US Government (DEA)	Birmingham, AL	Office	35,616	8/2005	12/2020	1,225	14,100	14,083
US Government (Department of Veterans Affairs)	Ponce, PR	Medical Center	56,500	11/2004	2/2015	1,300	13,600	13,236
US Government (EPA)	Kansas City, KS	Office	71,979	8/2005	3/2023	2,452	29,250	32,952
US Government (FBI)	Birmingham, AL	Office	86,199	8/2005	4/2020	2,202	23,500	23,952
US Government (NIH) (7)	N. Bethesda, MD	Office	207,055	9/2005	5/2012	7,714	81,500	80,814
US Government (OSHA)	Sandy, UT	Office	75,000	8/2005	11/2023	1,717	23,750	24,689
US Government (SSA)	Austin, TX	Office	23,311	8/2005	12/2015	657	6,900	6,949
Walgreen Co.	Pennsauken, NJ	Retail Drug	18,500	11/2004	10/2016	297	3,089	3,160
Walgreen Co.	Portsmouth, VA	Retail Drug	13,905	11/2004	7/2018	356	4,164	4,245

Total			3,342,600			$57,240	$750,571	$764,930

(1)	Reflects scheduled rent due for 2006 under our lease with the tenant or tenants. Does not reflect straight-line rent adjustments required under Statement of Financial Accounting Standards (“SFAS”) No. 13. Also does not include expense recoveries or above or below market rent amortization adjustments required by SFAS No. 141.

(2)	Includes carry value of any related intangible assets under SFAS No. 141.

(3)	As of December 31, 2005, approximately 2% of the property was leased to one other tenant.

(4)	As of December 31, 2005, approximately 28% of the property was leased to six other tenants.

(5)	We own a leasehold interest in the land, or a ground lease, where an affiliate of our tenant owns the underlying land and improvements and has leased them to us through 2032 with an option to extend through 2046. Our ground rent is prepaid through 2032. At the end of the ground lease, unless extended, the land and improvements revert to the landowner.

(6)	As of December 31, 2005, approximately 18% of the property was leased to two other tenants.

(7)	As of December 31, 2005, approximately 11% of the property was leased to five other tenants.

      Loan Investments

      We target loans on real properties with strong real estate fundamentals and with a strong long-term net lease in place. Most of the loans we hold in portfolio are fully amortizing over the primary lease term of the underlying tenant, thus reducing our risk over time and eliminating the refinance risk associated with a balloon payment at maturity. Our existing loan investments include long-term mortgage loans, corporate credit notes and a small number of mezzanine and other investments.

      As of December 31, 2005, our loan portfolio had a carry value of $298.4 million. We believe the strength of our loan portfolio is exhibited by the following:

•	weighted average remaining lease term on the underlying leases of approximately 19 years;

•	72% investment grade or implied investment grade underlying tenants;

•	loan investments on 66 properties in 25 states with 22 different underlying tenant obligors; and

•	weighted average underlying tenant credit rating of BBB.

      The following pie chart depicts the credit quality(1) of the long-term mortgage loans in our loan portfolio as of December 31, 2005. As of December 31, 2005, long-term mortgage loans comprised approximately 81% of our loan portfolio.

A-
30%

A+
21%

AA
17%

AA-
2%

AAA
Less than 1%

BBB
11%

BBB-
1%

BBB+
1%

Non-Investment Grade
17%

(1)	Reflects actual or implied S&P rating or equivalent S&P rating if rated only by Moody's.

Selected Financials and Funds From Operations

      The following selected historical financial data are derived from the consolidated financial statements of Capital Lease Funding, Inc. and those of our predecessor, Caplease, LP (the successor-in-interest to Capital Lease Funding, LLC). The financial statements for the year ended December 31, 2005 have been audited by McGladrey & Pullen LLP, independent registered public accounting firm. The financial statements for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.

	Year Ended December 31,
(Amounts in thousands, except per share amounts)	2005	2004
Income statement data
Revenues:
Rental revenue	$37,956	$4,287
Interest income from mortgage and other real estate loans and securities	27,898	13,589
Property expense recoveries	6,272	1,608
Gain on sales of mortgage and other real estate loans and securities	447	794
Other revenue	479	726

Total revenues	73,052	21,004

Expenses:
Interest expense	31,398	2,768
Property expenses	10,441	1,761
(Gain) loss on derivatives	(159)	724
Loss on securities	2,372	247
General and administrative expenses	10,140	8,833
General and administrative expenses—stock based compensation	2,235	3,825
Depreciation and amortization expense on real property	11,273	1,281
Loan processing expenses	283	196

Total expenses	67,983	19,635

Income before minority interest and taxes	5,069	1,369
Minority interest in consolidated entities	55	—
Provision for income taxes	—	(9)

Income from continuing operations	5,124	1,360
Income from discontinued operations	6	—

Net income	5,130	1,360
Dividends allocable to preferred shares	(561)	—

Net income allocable to common stockholders	$4,569	$1,360

Earnings per share	$0.16	$0.06

Other data
Net cash (used in) provided by operating activities	(17,111)	10,973

Net cash used in investing activities	(675,408)	(349,576)

Net cash provided by financing activities	681,114	362,802

Funds from operations	$15,842	$2,640

Funds from operations per share	$0.57	$0.12

Balance sheet data
Real estate investments, net	$764,930	$194,541
Real estate investments consolidated under FIN 46	—	48,000
Mortgage and other real estate loans held for investment	297,551	207,347
Securities available for sale	137,409	87,756
Cash and cash equivalents	19,316	30,721
Structuring fees receivable	3,862	4,426
Total assets	1,286,488	581,702
Repurchase agreement obligations	129,965	133,831
Mortgages on real estate investments	551,844	111,539
Collateralized debt obligations	268,156	—
Other long-term debt	30,930	—
Stockholders' equity	270,031	253,264

      Funds from operations (FFO) is a non-GAAP financial measure. We believe FFO is a useful additional measure of our performance because it facilitates an understanding of our operating performance after adjustment for real estate depreciation, a non-cash expense which assumes that the value of real estate assets diminishes predictably over time. In addition, we believe that FFO provides useful information to the investment community about our financial performance as compared to other REITs, since FFO is generally recognized as an industry standard for measuring the operating performance of an equity REIT.

      We calculate FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as calculated by us may not be comparable to FFO calculations by REITs that do not define the term in accordance with the current NAREIT definition or that interpret the definition differently.

      The following is a reconciliation of our net income to FFO:

	Year Ended December 31,
(in thousands, except per share amounts)	2005	2004
Net income allocable to common stockholders	$4,569	$1,360
Adjustments:
Add: Depreciation and amortization expense on real property	11,273	1,281

Funds from operations	$15,842	$2,640

Weighted average number of common shares outstanding, basic and diluted	27,784	22,125
Funds from operations per share	$0.57	$0.12

Funds from operations include the following amounts:
Gain on sale of mortgage loans and securities	$447	$794
Depreciation on real estate investments consolidated under FIN46	$935	$—

Recent Events

      Acquisitions of Net Lease Properties

      On March 10, 2006, we acquired an approximately one million square foot warehouse and distribution facility for a purchase price of approximately $90.1 million. The facility is located in Philadelphia, Pennsylvania, and is net leased to a subsidiary of TJX Companies, Inc. through June 2021. TJX Companies has guaranteed the tenant's lease obligations and is rated A/A3 by S&P/Moody's. We financed our acquisition at the closing with a $71.7 million 10-year mortgage note at a 5.57% coupon rate, secured by the TJX property.

      On March 24, 2006, we completed the acquisition of two adjacent office buildings aggregating approximately 260,000 square feet in Denver, Colorado, for a purchase price of $69.3 million. Each of the buildings is fully net leased to Invesco Funds Group, Inc., a subsidiary of AMVESCAP, PLC, through October 2016. AMVESCAP, PLC has guaranteed the tenant's lease obligations and is currently rated BBB+/A3 by S&P/Moody's. We funded the purchase price at closing with $41.6 million of borrowings under our real property acquisition facility and with cash on hand.

      Dividends

      On March 14, 2006, our Board of Directors declared a cash dividend of $0.20 per share of common stock, and a cash dividend of $0.5078125 per share of 8.125% Series A cumulative redeemable preferred stock, in each case payable on April 17, 2006 to stockholders of record as of March 31, 2006.

The Offering

Common stock offered by us	5,000,000 shares(1)
Common stock to be outstanding after this offering	33,180,930 shares(2)
Listing	Our common stock is listed for trading on the New York Stock Exchange (NYSE) under the symbol “LSE.”
Use of proceeds	We intend to use the net proceeds from the sale of the common stock to repay or reduce our current short-term borrowings, make additional net lease investments and for general corporate purposes.
Risk factors	See “Risk Factors” beginning on page S-9 of this prospectus supplement and at Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 to read about certain risks you should consider before buying shares of our common stock.

(1)	Excludes up to 750,000 shares of our common stock that we may issue and sell upon exercise of the underwriters' over-allotment option.
(2)	Excludes up to 750,000 shares of our common stock that we may issue and sell upon exercise of the underwriters' over-allotment option. Also excludes an aggregate of 1,250,004 shares of common stock reserved for issuance from time to time under our 2004 stock incentive plan (the “stock plan”), 1,250,000 shares of which are subject to approval of an amendment and restatement of the stock plan by our stockholders at our 2006 annual meeting of stockholders to be held on June 14, 2006. Includes 312,450 shares issued after December 31, 2005 to our executive officers, other employees and directors pursuant to the stock plan.

RISK FACTORS

      The information in this section and the more detailed information under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement, replace the information in the “Risk Factors” section beginning on page 4 of the accompanying prospectus.

      An investment in our common stock involves certain risks, including those described below and those described at Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005. Before you invest in our common stock, you should carefully consider these risks, together with the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to Operations

•	Investment in additional net lease assets is critical to the success of our business strategy. The net lease market is highly competitive and we cannot assure you that we will be able to identify net lease opportunities that meet our underwriting and return criteria.

•	We price our assets at origination or acquisition based on our assumptions about our expected financing costs, and if our actual cost to finance our assets increases over our assumptions between the time we commit to purchase the asset and when we obtain long-term financing, the profit or spread we expected to earn on the asset and our overall portfolio will erode.

•	We conduct a significant part of our business with Wachovia Bank, N.A. and its affiliates, and their continued business with us is not guaranteed.

•	The level of our common stock dividend is established by our board of directors from time to time based on a variety of factors, and if we lower our dividend, the market value of our common stock may decline.

•	An interruption in or breach of our information systems could impair our ability to acquire assets on a timely basis and may result in lost business.

Risks Related to Net Lease Assets

•	We make investments in net lease assets based on the financial strength of the underlying net lease tenant. Therefore, an adverse change in the financial condition of one or more tenants underlying our net lease investments could have a material adverse impact on us.

•	We are subject to tenant credit concentrations that make us more susceptible to adverse events with respect to certain tenants, including, as of December 31, 2005, the United States Government, Lowe's Companies Inc., Aon Corporation, Tiffany & Co., and CVS Corporation.

•	We are subject to tenant industry concentrations that make us more susceptible to adverse events with respect to certain industries, including, as of December 31, 2005, concentrations in the insurance, retail home improvements and retail drug industries.

•	We are subject to geographic concentrations that make us more susceptible to adverse events in these areas, including, as of December 31, 2005, concentrations in the Chicago, Washington, D.C., New York City/Northern New Jersey, and Southern California areas.

•	Our investments in assets backed by below investment grade credits have a greater risk of default.

•	When we invest in a loan or property where the underlying tenant does not have a publicly available credit rating, we rely on our own estimates of the tenant's credit rating, and if S&P or Moody's disagrees with our ratings estimates, we may not be able to obtain our desired level of leverage and/or our financing costs may exceed those that we projected.

Risks Related to Ownership of Real Estate

•	We focus our real estate acquisition activities on properties that are net leased to single tenants, and a default by the sole tenant is likely to cause a significant or complete reduction in the operating cash flow generated by the property leased to that tenant and a reduction in the value of that property.

•	Bankruptcy laws will limit our remedies if a tenant becomes bankrupt and rejects our lease.

•	The success of our owned properties business will depend on our ability to obtain third-party management for the real properties we purchase.

•	For certain of our owned properties, we are responsible for operating costs of the property, and operating expenses of those properties could reduce our cash flow and funds available for future dividends.

•	We have greater exposure to operating costs when we invest in owned properties leased to the United States Government.

•	We may not be able to renew our leases or re-lease our properties.

•	It may be difficult for us to buy and sell real estate quickly.

•	An uninsured loss or a loss that exceeds the insurance policy limits on our owned properties could subject us to lost capital or revenue on those properties.

•	Noncompliance with environmental laws could adversely affect our financial condition and operating results.

•	As an owner of real property (including any real property we may acquire upon foreclosure), we are subject to various additional risks not otherwise discussed in these risk factors and generally incident to the ownership of the real estate, including (i) civil unrest, earthquakes, floods and other natural disasters, acts of war or terrorism, (ii) adverse changes in national and local economic and market conditions, (iii) the costs of complying or fines or damages as a result of non-compliance with the Americans with Disabilities Act, (iv) changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances, (v) and the ongoing need for capital improvements, particularly in older structures.

Risks Related to Debt Assets

•	As of December 31, 2005, our CMBS investments included $57.8 million of below investment grade bond classes, and, generally, these classes represent subordinate classes of the securitization pool, meaning that we hold the “first loss” position or a near “first loss” position in the event of losses on the assets within the pool.

•	We originate mortgage loans as part of our investment strategy, and as a holder of mortgage loans, we are subject to risks of tenant defaults, borrower defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance.

•	Our net lease loans are generally non-recourse to the property owner, and, to the extent the tenant does not make its lease payments, repayment of the net lease loan will depend upon the liquidation value of the underlying real property, which may be adversely affected by risks generally incident to interests in real property.

•	Our collateral rights under our 10-year credit tenant loan program are limited.

•	We make mezzanine and other generally subordinate investments, and these investments involve a higher degree of risk than our first mortgage loans.

•	We make investments in development loans that involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property.

•	Fluctuating interest rates may adversely affect the quantity of net lease loan assets we can originate.

•	Unscheduled principal payments on our loans could adversely affect our financial condition and operating results.

•	If any of the assets we originate or acquire and sell or pledge to obtain long-term financing do not comply with representations and warranties that we make about certain characteristics of the assets, the borrowers and the underlying properties, we may be required to repurchase those assets or replace them with substitute assets or indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty.

•	The success of our net lease loan business will depend upon our ability to service effectively, or to obtain effective third-party servicing for, the loans we invest in.

•	Maintenance of our Investment Company Act of 1940 exemption imposes limits on our operations.

Risks Related to Lease Enhancements

•	Our lease enhancement mechanisms may fail.

•	We depend on our insurance carriers to provide and honor lease enhancements.

•	We may fail to analyze leases adequately or apply appropriate lease enhancement mechanisms.

Risks Related to Borrowings

•	A key component of our strategy is to borrow against, or leverage, our assets, which subjects us to increased risk of loss because (i) we will rely on the cash flows from the assets financed to fund our debt service requirements and a default on rent payments will require us to fund our debt service requirements from other sources, (ii) to the extent we have financed our assets under our variable rate short-term borrowing facilities, our debt service requirements will increase as short-term rates rise, (iii) our lenders will have a first priority claim on the collateral we pledge and the right to foreclose on the collateral if we default, and (iv) our short-term borrowing facilities are fully recourse lending arrangements.

•	We may not be able to secure long-term financing for our assets.

•	Hedging transactions may not effectively protect us against anticipated risks and may subject us to other risks and costs.

•	We may fail to qualify for hedge accounting treatment.

•	Our existing short-term borrowing facilities are uncommitted, as the lender must agree to each asset financed, and we cannot assure you that we will be able to finance assets on these facilities at any given time.

•	Our short-term financings may expose us to interest rate risks and margin calls.

•	The use of CDO financings with coverage tests may have a negative impact on our operating results and cash flows.

Risks Related to Business Strategy and Policies and Our Common Stock

•	We face significant competition that could harm our business.

•	Our network of independent mortgage brokers and investment sale brokers are not contractually obligated to do business with us, and may sell investment opportunities to our competitors.

•	Our ability to grow our business will be limited by our ability to attract debt or equity financing, and we may have difficulty accessing capital on attractive terms.

•	Future offerings of debt and equity may adversely affect the market price of our common stock.

•	We may fail to manage our anticipated growth.

•	Temporary investment in short-term investments may adversely affect our results.

•	As of December 31, 2005, approximately 47.8% of our common stock was owned by six unrelated institutional investors (based on SEC filings made by these investors), and this concentration of ownership could have an adverse impact on the value of your investment.

•	Our board of directors may change our investment and operational policies without stockholder consent.

•	The federal income tax laws governing REITs are complex, and our failure to qualify as a REIT under the federal tax laws will result in adverse tax consequences.

•	Our charter generally prohibits any person from directly or indirectly owning more than 9.9% in value or in number, whichever is more restrictive, of our outstanding shares of common stock, or 9.9% in value or number, whichever is more restrictive, of our outstanding shares of stock.

•	Provisions of our charter and bylaws and Maryland law may limit the ability of a third-party to acquire control of us.

•	Increased market interest rates may reduce the value of our stock, and the market price for our stock may vary substantially.

•	We depend on our key personnel, and there is no guarantee that any of them will remain in our employ.

USE OF PROCEEDS

      We expect to receive approximately $      million from this offering (or approximately $      million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use these net proceeds for repayment or reduction of our current short-term borrowings under our repurchase agreement and our real property acquisition facility with Wachovia Bank, N.A. We may use a portion of the net proceeds to fund additional net lease investments, depending on whether we close and, if so, when we close, certain investment transactions currently in our pipeline, and for general corporate purposes.

      As of April 18, 2006, our pipeline totaled approximately $950 million of potential net lease transactions, including approximately $775 million of owned property transactions and $175 million of loan transactions. Our pipeline includes transactions in various stages of review, including transactions where we are only in discussions with the seller or borrower or its representative, transactions where we have submitted a formal bid that has not been accepted, and transactions where we have entered into a binding contract. We make no assurance that any transaction in our pipeline will ultimately close.

      Our short-term borrowing agreements mature on August 25, 2006. Our proceeds from borrowings under these agreements were used to finance asset investments. At March 31, 2006, the weighted average interest rate payable on our repurchase agreement was 5.61% and the principal amount outstanding was $150.9 million, and the weighted average interest rate payable on our real property acquisition facility was 5.75% and the principal amount outstanding was $41.6 million. Wachovia Bank, N.A. is an affiliate of Wachovia Capital Markets, LLC, one of the joint bookrunning managers and representatives of the underwriters in this offering.

CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2005, on a historical basis and as adjusted to give effect to the issuance and sale of 5,000,000 shares of our common stock in this offering and the application of the net proceeds as described under “Use of Proceeds,” as if each had occurred on December 31, 2005. For purposes of this table, we have assumed that all of the net proceeds of this offering will be used to reduce short-term borrowings.

	As of December 31, 2005
	Historical	As Adjusted (1)
	(in thousands)
Debt:
Repurchase agreement obligations	$129,965	$
Mortgages on real estate investments	551,844		551,844
Collateralized debt obligations	268,156		268,156
Other long-term debt	30,930		30,930
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 1,400,000 shares issued and outstanding	33,657		33,657
Common stock, $0.01 par value, 500,000,000 shares authorized, 27,868,480 shares issued and outstanding, 32,868,480 shares issued and outstanding as adjusted	279
Additional paid-in capital	237,843
Accumulated other comprehensive (loss) income	(1,748)		(1,748)

Total stockholders' equity	270,031

Total capitalization	$1,250,926	$

(1)	Assumes no exercise of the underwriters' over-allotment option.

THE COMPANY

Overview

      We are a diversified real estate investment trust, or REIT, that owns and finances primarily single tenant commercial real estate assets subject to long-term leases to primarily investment grade tenants. We focus on properties that are subject to a net lease, which we define as a lease that requires the tenant (rather than the landlord) to pay for, or pay for and perform, all or substantially all aspects of the property and its operations during the lease term.

      Our primary business objective is to generate stable, long-term and attractive returns based on the spread between the yields generated by our assets and the cost of financing our portfolio. We invest at all levels of the capital structure of net lease properties, including equity investments in real estate (owned real properties), debt investments (mortgage loans and net lease mortgage backed securities) and mezzanine investments secured by net leased real estate collateral.

      Tenants underlying our net lease investments are primarily large public companies or their significant operating subsidiaries and governmental and quasi-governmental entities with investment grade credit ratings, defined as a published senior unsecured credit rating of BBB–/Baa3 or above from one or both of Standard & Poor's Corporation (“S&P”) and Moody's Investors Service (“Moody's”). We also imply an investment grade credit rating for tenants that are not publicly rated by S&P or Moody's but (i) are 100% owned by an investment grade parent (even if the parent does not guarantee the subsidiary's obligations), (ii) for which we have obtained a private investment grade rating from either S&P or Moody's, or (iii) are governmental entity branches or units of another investment grade rated governmental entity (even if the entity does not guarantee the branch's or unit's obligations).

      As of December 31, 2005, our investment portfolio had a carry value of approximately $1.2 billion, and included the following assets by type:

	Carry Value (in thousands)	Percentage
Owned properties	$764,930	63.5%
Debt investments
Loans
Long-term mortgage loans	240,333	20.0%
Corporate credit notes	14,933	1.2%
Mezzanine and other investments	43,111	3.6%
Commercial mortgage-backed and other real estate securities	137,409	11.4%
Other	3,862	0.3%

Total	$1,204,578	100.0%

      We conduct our business through two operating segments: operating net lease real estate (including our investments in owned real properties), and lending investments (including our loan investments as well as our investments in securities).

      We have been in the net lease business since 1994. On March 24, 2004, we completed our initial public offering of 23.0 million shares of our common stock priced to the public at $10.50 per share. Prior to our initial public offering, we were primarily a lender focused on originating net lease mortgage loan transactions and selling substantially all of the loans we originated, either through whole-loan or small pool sales or through gain-on-sale commercial mortgage-backed securitizations.

      Our senior management team has worked together for over 10 years. Over this period, we built a nationwide origination network and underwriting platform, initially focused on net lease mortgage lending. Since 1996, we have originated and underwritten more than $3.5 billion in net lease loan and owned property transactions, involving more than 500 properties with more than 75 underlying tenants.

      Our portfolio produces stable, high quality cash flows generated by long-term net leases to primarily investment grade tenants.

Investment Strategy

      We focus on the following core business strategies:

•	Investing in High Quality Cash Flows. We invest primarily in owned net leased real properties and real estate loans where the underlying tenant has an investment grade credit rating or implied investment grade credit rating. As of December 31, 2005, our top 10 credit exposures all carried investment grade or implied investment grade credit ratings and had a weighted average credit rating of A+. As of December 31, 2005, our portfolio had the following credit characteristics:
Credit Rating (1)	Total (in thousands)	Percentage
Investment grade rating of A– or A3 and above	$552,028	45.8%
Investment grade rating of below A– or A3	283,660	23.5%
Implied investment grade rating	224,786	18.7%
Non-investment grade rating	100,992	8.4%
Unrated (2)	43,111	3.6%

	$1,204,578	100%

(1)	Four of our owned real properties with an aggregate carry value of $261,011 are leased to more than one tenant and, for purposes of determining the underlying tenant's credit rating on these properties, we have considered the credit rating of only our primary tenant.

(2)	Includes our mezzanine and other investments as described under “Our Portfolio—Loan Investments.” While the tenants on the underlying properties generally are rated by S&P and/or Moody's, we classify these investments as unrated because of the subordinated nature of our investment.

•	Long-Term Assets Held for Investment. We invest in commercial real estate assets subject to long-term net leases. We intend to hold our assets for the long-term, capturing the stable cash flows that will be produced from the underlying primarily investment grade credits. On a limited and opportunistic basis, we also continue to acquire and promptly resell net lease assets through our taxable REIT subsidiary.

•	Flexible Investment Approach. We invest at all levels of the net lease capital structure but remain flexible within that structure, investing where we see the greatest market opportunity to earn attractive returns. We have seen the greatest opportunity on the equity side of the business (owned real properties). As of December 31, 2005, owned real properties comprised approximately 64% of our portfolio, and we expect this percentage to increase in 2006.

•	Stringent Underwriting Process. We maintain a comprehensive underwriting and due diligence process that is overseen by our investment committee, which consists of six of our key employees, including the chief executive officer, president, chief financial officer and chief investment officer. Our investment committee formally reviews and approves each transaction prior to funding. We also have an investment oversight committee of the Board of Directors that approves investments in excess of $50 million.

•	Finance with Long-Term Fixed Rate Debt. We seek to borrow against, or leverage, our assets with long-term fixed rate debt, effectively locking in the spread we expect to generate on our assets. Through December 31, 2005, our long-term financings have been in the form of traditional third party mortgage financings (on most of our owned real properties) and a CDO, which is a form of securitization that is treated as a “financing” for tax and accounting purposes, that we completed in March 2005. The CDO enables us to retain ownership of the securitized assets. We also have short-term floating rate borrowing arrangements in place to facilitate our investment activity while we arrange long-term financing, and we employ a hedging strategy to mitigate our exposure to changes in interest rates while our assets are financed under our short-term borrowing arrangements. We expect our leverage to average 70% to 85% of our assets in portfolio. We believe this leverage level is conservative given the primarily investment grade nature of the underlying tenants and the length and quality of the related leases.

Our Competitive Strengths

•	Established Origination and Investment Capabilities. We have an experienced in-house team of investment originators and underwriters that originate, structure, underwrite and close our net lease transactions. In addition, we have developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that helps us to identify and originate a variety of net lease financing and investment opportunities. During 2005, we originated over $750 million of net lease investments (including approximately $21.8 million of investments sold in the ordinary course of business).

•	Experienced Senior Management Team. Our senior management team has worked together for more than 10 years. During this period, we built a nationwide origination network and underwriting platform, initially focused on net lease mortgage lending. Since our initial public offering in 2004, we have expanded our strategy to include the ownership of net lease properties by drawing on our extensive experience in evaluating tenant credit quality, lease structures and commercial real properties. Since that time, we have purchased more than $750 million of net lease properties. Since 1996, we have originated and underwritten more than $3.5 billion in net lease transactions, involving more than 500 properties with more than 75 underlying tenants. During this 10-year period, we have experienced only one loan default and foreclosure on the loans and properties we have originated and underwritten.

•	Financing Expertise. We have substantial experience in financing and securitizing net lease assets. During 2005, we completed what we believe was the first ever 100% fixed rate real estate primarily whole loan CDO. We financed an approximately $300 million pool of net lease mortgage loans and securities, with 85% of the obligations rated AAA/Aaa by S&P/Moody's, and 95% of the obligations rated investment grade by S&P/Moody's. Prior to our initial public offering in 2004, we structured four “gain-on-sale” securitizations aggregating $1.5 billion.

•	Market Expertise. We have recognized expertise in the net lease marketplace. In February 2005, we received a U.S. patent for our 10-year credit loan product. In addition to serving as one of our loan products, we use this product to create additional leverage on many of our owned property investments. We have worked extensively with S&P and Moody's to develop ratings criteria for net lease financing, and continue to provide ongoing advice and assistance to these rating agencies on net lease financing issues. We also developed the specialized lease enhancement mechanisms that are now market standard for net lease lending transactions.

Our Portfolio

   Owned Properties

      All of our equity investments in real estate have been made since the closing of our initial public offering. We invest in all commercial property types (e.g., office, retail or industrial), and our investment underwriting includes an analysis of the credit quality of the underlying tenant and the strength of the related lease. We also analyze the property's real estate fundamentals, including location and type of the property, vacancy rates and trends in vacancy rates in the property's market, rental rates within the property's market, recent sales prices and demographics in the property's market. We target properties that have one or more of the following characteristics:

•	included in primary metropolitan markets such as New York/New Jersey, Chicago and Washington D.C./Northern Virginia;

•	fungible asset type that will facilitate a re-let of the property if the tenant does not renew;

•	barriers to entry in the property's market, such as zoning restrictions or limited land for future development; and

•	core facility of the tenant.

      As of December 31, 2005, our owned property portfolio had a carry value of $764.9 million. We believe the strength of our portfolio is exhibited by the following:

•	approximately 33 million rentable square feet;

•	27 properties in 16 states leased to 16 different tenants;

•	100% investment grade or implied investment grade tenants;

•	weighted average tenant credit rating of A+;

•	weighted average remaining lease term of approximately 13 years; and

•	well diversified portfolio by property type, geography and credit rating.

      The following pie chart depicts the credit quality(1) of our owned property portfolio as of December 31, 2005.

A-

16%

A+

13%

AA

11%

AAA

26%

BBB
13%

BBB-
4%

BBB+

17%

(1)	Reflects actual or implied S&P rating or equivalent S&P rating if rated only by Moody's.

      Our owned property portfolio is expected to generate the following annual cash flows(1) through the year 2025.

0

10,000,000

20,000,000

30,000,000

40,000,000

50,000,000

60,000,000

70,000,000

2006

2008

2010

2012

2014

2016

2018

2020

2022

2024

Years

Dollars

(1)	Reflects scheduled rent payments under all of our leases with all of our tenants. Does not reflect straight-line rent adjustments required under Statement of Financial Accounting Standards (“SFAS”) No. 13. Also does not include expense recoveries or above or below market rent amortization adjustments required by SFAS No. 141. Assumes no additions to the portfolio and no lease renewals at expiration of the primary lease term. Actual results may differ materially from those projected. Please see “Risk Factors” on page S-9.

      The following is a tabular presentation of our owned property portfolio as of December 31, 2005:

						(in thousands)
Tenant or Guarantor	Location	Property Type	Square Feet	Purchase Date	Lease Maturity	2006 Estimated Annual Rent (1)	Purchase Price	Carry Value (2)
Abbott Laboratories	Columbus, OH	Office	111,776	11/2004	10/2016	$893	$12,025	$11,680
Abbott Laboratories	Waukegan, IL	Office	131,341	8/2005	8/2017	1,338	20,325	20,131
Allstate Insurance Company	Charlotte, NC	Office	191,681	12/2005	12/2015	1,869	27,172	27,211
Allstate Insurance Company	Roanoke, VA	Office	165,808	12/2005	12/2015	1,990	28,928	28,907
Aon Corporation (3)	Glenview, IL	Office	412,409	8/2004	4/2017	6,310	85,750	83,653
Baxter International, Inc.	Bloomington, IN	Office/Warehouse	125,500	10/2004	9/2016	790	10,500	10,459
Cadbury Schweppes Holdings (US)	Whippany, NJ	Office	149,475	1/2005	3/2021	3,400	48,000	49,597
Capital One Financial Corporation	Plano, TX	Office	159,000	6/2005	2/2015	1,664	27,900	30,623
Choice Hotels International, Inc. (4)	Silver Spring, MD	Office	223,912	11/2004	5/2013	4,656	43,500	44,166
Crozer-Keystone Health System (5)	Ridley, PA	Medical Office	22,708	8/2004	4/2019	397	4,477	5,606
CVS Corporation	Randolph, MA	Retail Drug	88,420	9/2004	1/2014	744	10,450	13,856
Farmers New World Life Insurance Company	Mercer Island, WA	Office	155,200	12/2005	12/2020	2,328	39,550	39,597
ITT Industries, Inc.	Herndon, VA	Office	167,285	5/2005	3/2019	3,600	46,081	48,100
Lowes Companies, Inc. (6)	Aliso Viejo, CA	Retail	181,160	5/2005	8/2024	3,450	52,860	52,378
Omnicom Group, Inc.	Irving, TX	Office	101,120	6/2005	5/2013	1,278	18,100	17,750
Tiffany & Co	Parsippany, NJ	Office/Warehouse	367,740	9/2005	9/2025	4,613	75,000	77,136
US Government (DEA)	Birmingham, AL	Office	35,616	8/2005	12/2020	1,225	14,100	14,083
US Government (Department of Veterans Affairs)	Ponce, PR	Medical Center	56,500	11/2004	2/2015	1,300	13,600	13,236
US Government (EPA)	Kansas City, KS	Office	71,979	8/2005	3/2023	2,452	29,250	32,952
US Government (FBI)	Birmingham, AL	Office	86,199	8/2005	4/2020	2,202	23,500	23,952
US Government (NIH) (7)	N. Bethesda, MD	Office	207,055	9/2005	5/2012	7,714	81,500	80,814
US Government (OSHA)	Sandy, UT	Office	75,000	8/2005	11/2023	1,717	23,750	24,689
US Government (SSA)	Austin, TX	Office	23,311	8/2005	12/2015	657	6,900	6,949
Walgreen Co.	Pennsauken, NJ	Retail Drug	18,500	11/2004	10/2016	297	3,089	3,160
Walgreen Co.	Portsmouth, VA	Retail Drug	13,905	11/2004	7/2018	356	4,164	4,245

Total			3,342,600			$57,240	$750,571	$764,930

(1)	Reflects scheduled rent due for 2006 under our lease with the tenant or tenants. Does not reflect straight-line rent adjustments required under SFAS No. 13. Also does not include expense recoveries or above or below market rent amortization adjustments required by SFAS No. 141.

(2)	Includes carry value of any related intangible assets under SFAS No. 141.

(3)	As of December 31, 2005, approximately 2% of the property was leased to one other tenant.

(4)	As of December 31, 2005, approximately 28% of the property was leased to six other tenants.

(5)	We own a leasehold interest in the land, or a ground lease, where an affiliate of our tenant owns the underlying land and improvements and has leased them to us through 2032 with an option to extend through 2046. Our ground rent is prepaid through 2032. At the end of the ground lease, unless extended, the land and improvements revert to the landowner.

(6)	As of December 31, 2005, approximately 18% of the property was leased to two other tenants.

(7)	As of December 31, 2005, approximately 11% of the property was leased to five other tenants.

   Loan Investments

      Our loan products are targeted to owners of real properties net leased on a long-term basis primarily to investment grade tenants. Most of the loans we hold in portfolio are fully amortizing over the primary lease term of the underlying tenant, thus reducing our risk over time and eliminating the refinance risk associated with a balloon payment at maturity. We target loans on real properties with strong real estate fundamentals and with a strong long-term net lease in place.

      Our existing loan investments include long-term mortgage loans, corporate credit notes and a small number of mezzanine and other investments. The following describes each of these investments.

Long-Term Mortgage Loans. We offer long-term fully amortizing (or nearly fully amortizing) or insured balloon loans secured by first mortgages on properties subject to long-term net leases. This product enables a borrower to receive the highest proceeds that a property's rent payments will support. As of December 31, 2005, our portfolio included $240.3 million of long-term mortgage loans.

Corporate Credit Notes. We also offer a 10-year non-fully amortizing loan product for net lease properties that do not meet the criteria for our long-term mortgage loan product. We have received a United States patent for this product. We typically split these loans into two notes, a non-fully amortizing real estate note which we generally sell promptly following origination, and a fully amortizing corporate credit note, which we retain in our portfolio. The corporate credit note will generally range from 10% to 20% of the loan amount, and has a junior claim on the real estate collateral, but a senior claim on the rents in the event of a tenant bankruptcy. As of December 31, 2005, our portfolio included $14.9 million of corporate credit notes.

Mezzanine and Other Investments. We also offer a variety of other loan and loan type products to owners of net leased properties, including mezzanine loans, bridge loans, development loans and preferred equity financings. These investments are typically short-term in nature and are often subordinate to other financing on the property. We typically make these investments in connection with the development of a property or an expected recapitalization of the property, giving us an advantage in providing the long-term financing on or purchasing the property. As of December 31, 2005, we had $43.1 million of these investments, including a $27.7 million mezzanine loan at a weighted average coupon rate of approximately 8.7%, and an $8.7 million unsecured preferred equity investment, which is expected to pay a current return of approximately 14.2%. Both of these investments were redeemed in March 2006 in connection with a recapitalization of the property. We participated in the recapitalization by originating a first mortgage loan on the property and making a corporate credit note investment. Our investment in the property was $20 million upon completion of the recapitalization.

      As of December 31, 2005, our loan portfolio had a carry value of $298.4 million. We believe the strength of our loan portfolio is exhibited by the following:

•	weighted average remaining lease term on the underlying leases of approximately 19 years;

•	72% investment grade or implied investment grade underlying tenants;

•	loan investments on 66 properties in 25 states with 22 different underlying tenant obligors; and

•	weighted average underlying tenant credit rating of BBB.

      The following pie chart depicts the credit quality(1) of the long-term mortgage loans in our loan portfolio as of December 31, 2005. As of December 31, 2005, long-term mortgage loans comprised approximately 81% of our loan portfolio.

A-
30%

A+
21%

AA
17%

AA-
2%

AAA
Less than 1%

BBB
11%

BBB-
1%

BBB+
1%

Non-Investment Grade
17%

(1)	Reflects actual or implied S&P rating or equivalent S&P rating if rated only by Moody's.

      The long-term mortgage loans in our loan portfolio are expected to generate the following annual cash flows(1) through the year 2025.

0

5,000,000

10,000,000

15,000,000

20,000,000

25,000,000

2006

2008

2010

2012

2014

2016

2018

2020

2022

2024

Years

Dollars

(1)	Reflects scheduled payments of interest and principal on our long-term mortgage loans. Actual results may differ materially from those projected. Please see “Risk Factors” on page S-9.

      The following is a tabular presentation of our loan portfolio as of December 31, 2005:

							(in thousands)
Tenant or Guarantor	Location	Property Type	Square Feet	Coupon	Lease Expiration	Loan Maturity	Original Principal Balance	Principal Balance	Carry Value	Loan to Realty Value (1)
Long-Term Mortgage Loans
Autozone, Inc.	Douglas and Valdosta, GA	Retail Auto Store	13,383	6.50%	4/2024	11/2022	$2,108	$2,039	$2,039	75%
Best Buy Co., Inc.	Chicago, IL	Retail	45,720	6.40%	3/2025	3/2025	18,522	18,324	18,324	95%
City of Jasper, Texas	Jasper, TX	Office	12,750	7.00%	12/2024	11/2024	1,736	1,706	1,654	86%
CVS Corporation	Asheville, NC	Retail Drug	10,880	6.53%	1/2026	1/2026	2,360	2,297	2,363	90%
CVS Corporation	Athol, MA	Retail Drug	13,013	6.46%	1/2025	1/2025	1,502	1,463	1,464	77%
CVS Corporation	Bangor, PA	Retail Drug	13,013	6.28%	1/2026	1/2026	2,521	2,414	2,371	86%
CVS Corporation	Bluefield, WV	Retail Drug	10,125	8.00%	1/2021	1/2021	1,439	1,324	1,453	78%
CVS Corporation	Greensboro, GA	Retail Drug	11,970	6.52%	1/2030	1/2030	1,395	1,379	1,379	81%
CVS Corporation	Oak Ridge, NC	Retail Drug	10,880	6.99%	1/2025	8/2024	3,243	3,163	3,163	82%
CVS Corporation	Shelby Twp., MI	Retail Drug	11,970	5.98%	1/2031	1/2031	2,540	2,540	2,540	89%
CVS Corporation	Southington, CT	Retail Drug	10,125	8.26%	1/2020	1/2020	1,768	1,733	1,944	85%
CVS Corporation	Stow, OH	Retail Drug	10,125	8.26%	1/2020	1/2020	2,407	2,351	2,636	82%
CVS Corporation	Sunbury, PA	Retail Drug	10,125	7.50%	1/2021	1/2021	1,829	1,656	1,614	79%
CVS Corporation	Washington, DC	Retail Drug	7,920	8.10%	1/2023	1/2023	2,781	2,505	2,683	76%
CVS Corporation	Willimantic, CT	Retail Drug	10,125	8.26%	1/2023	1/2023	2,028	1,992	2,239	81%
Harris Bankcorp, Inc.	Chicago, IL	Bank	4,750	6.81%	8/2025	8/2025	4,467	4,467	4,467	73%
Home Depot USA, Inc.	Chelsea, MA	Retail	117,034	5.36%	12/2035	1/2031	8,501	8,501	8,501	92%
Home Depot USA, Inc.	Tullytown, PA	Retail	116,016	6.62%	1/2033	1/2033	8,447	8,432	8,432	98%
Kohls Corporation	Chicago, IL	Dept. Store	133,000	6.69%	9/2030	5/2030	48,270	48,001	48,001	93%
Koninklijke Ahold, N.V.	Bensalem, PA	Grocery Store	67,000	7.24%	5/2020	5/2020	3,153	3,092	3,155	23%
Koninklijke Ahold, N.V.	North Kingstown, RI	Grocery Store	125,772	7.50%	11/2025	11/2025	6,794	6,646	6,625	73%
Koninklijke Ahold, N.V.	Tewksbury, MA	Grocery Store	58,450	7.50%	1/2027	1/2027	6,625	6,511	6,505	74%
Koninklijke Ahold, N.V.	Upper Darby Township, PA	Grocery Store	54,800	7.29%	4/2024	4/2024	6,867	6,656	6,350	91%
Lowes Companies, Inc.	Framingham, MA	Retail	156,543	5.87%	9/2031	9/2031	27,864	27,864	27,864	85%
Lowes Companies, Inc.	Matamoras, PA	Dept. Store	162,070	6.61%	5/2030	5/2030	7,208	7,159	7,159	95%
National City Bank	Chicago, IL	Bank Branch	5,274	5.89%	12/2024	12/2024	3,114	3,065	3,150	77%
Natural Gas Pipeline Company of America	Lombard, IL	Office	201,189	5.97%	5/2008	6/2007	15,244	8,151	8,151	33%
Neiman Marcus Group, Inc.	Las Vegas, NV	Retail	167,000	6.06%	11/2022	11/2021	8,267	7,381	8,029	78%
United States Postal Service	Scammon Bay, AK	Post Office	2,080	7.05%	10/2021	10/2021	1,015	955	975	74%
University of Connecticut Health Center	Farmington, CT	Medical Center	100,000	6.34%	11/2029	11/2024	22,800	22,164	23,019	89%
Walgreen Co.	Dallas, TX	Retail Drug	14,550	6.46%	12/2029	12/2029	3,534	3,481	3,481	81%
Walgreen Co.	Montebello, CA	Retail Drug	14,414	6.10%	3/2030	2/2030	4,680	4,633	4,633	68%
Walgreen Co.	Rosemead, CA	Retail Drug	12,004	5.99%	12/2029	12/2029	4,700	4,651	4,651	70%
Xerox Corporation (2)	El Segundo, CA	Office	330,266	7.54%	11/2007	11/2007	16,483	9,322	9,319	19%

							$256,212	$238,018	$240,333

							(in thousands)
Tenant or Guarantor	Location	Property Type	Square Feet	Coupon	Lease Expiration	Loan Maturity	Original Principal Balance	Principal Balance	Carry Value	Loan to Realty Value (1)
Corporate Credit Notes
Albertsons, Inc.	Los Angeles, CA	Retail Drug	16,475	6.50%	7/2028	9/2013	$437	$363	$327	84%
Albertsons, Inc.	Norwalk, CA	Retail Drug	14,696	6.33%	11/2028	12/2013	470	399	394	75%
Best Buy Co., Inc.	Olathe, KS	Retail	48,744	5.40%	1/2018	6/2013	1,779	1,462	1,395	83%
Best Buy Co., Inc.	Wichita Falls, TX	Retail	30,038	6.15%	1/2017	11/2012	743	572	542	79%
CVS Corporation	Clemmons, NC	Retail Drug	10,880	5.54%	1/2022	1/2015	285	265	253	65%
CVS Corporation	Commerce, MI	Retail Drug	10,880	5.85%	4/2025	5/2013	501	412	396	86%
CVS Corporation	Garwood, NJ	Retail Drug	11,970	6.12%	6/2025	8/2013	879	720	698	85%
CVS Corporation	Kennett Square, PA	Retail Drug	12,150	6.40%	1/2025	10/2012	857	643	619	87%
CVS Corporation	Knox, IN	Retail Drug	10,125	7.60%	1/2024	12/2011	322	222	221	73%
CVS Corporation	Rockingham, NC	Retail Drug	10,125	6.12%	1/2025	10/2013	435	362	353	79%
CVS Corporation	Rutherford College, NC	Retail Drug	10,125	6.12%	1/2025	10/2013	346	299	291	81%
Federal Express Corporation	Bellingham, WA	Distribution	30,313	5.78%	10/2018	3/2015	362	343	335	73%
FedEx Ground Package System, Inc.	McCook, IL	Industrial Distribution	159,699	5.89%	1/2019	2/2015	2,737	2,566	2,533	84%
FedEx Ground Package System, Inc.	Reno, NV	Industrial Distribution	106,396	5.90%	9/2018	10/2014	1,374	1,253	1,240	80%
Lowes Companies, Inc.	N. Windham, ME	Retail	138,134	5.28%	2/2026	9/2015	1,140	1,140	1,116	86%
PerkinElmer, Inc.	Beltsville, MD	Office/Industrial	65,862	7.35%	11/2021	12/2011	707	485	481	83%
PerkinElmer, Inc.	Daytona Beach, FL	Office/Industrial	34,196	7.35%	11/2021	12/2011	321	220	218	79%
PerkinElmer, Inc.	Phelps, NY	Office/Industrial	32,700	7.35%	11/2021	12/2011	299	205	200	86%
PerkinElmer, Inc.	Warwick, RI	Office/Industrial	95,720	7.68%	12/2021	1/2012	939	654	639	84%
Staples, Inc.	Odessa, TX	Retail Office	23,942	6.41%	6/2015	9/2012	408	310	293	80%
Walgreen Co.	Delray Beach, FL	Retail Drug	15,120	6.20%	1/2021	1/2013	595	458	455	77%
Walgreen Co.	Jefferson City, TN	Retail Drug	14,266	5.49%	3/2030	5/2015	786	751	751	92%
Walgreen Co.	Riverside, CA	Retail Drug	12,804	6.10%	10/2028	12/2013	571	483	472	76%
Walgreen Co.	Waterford, MI	Retail Drug	14,490	5.50%	1/2023	6/2013	953	763	711	84%

							18,246	15,350	14,933

Mezzanine and Other Investments
CVS Corporation	Aliso Viejo, CA	Retail Drug	N/A	9.17%	9/2024	2/2006	5,000	5,000	5,000	46%
Hercules Incorporated	Wilmington, DE	Office/Hdqr	155,000	8.54%	5/2013	6/2013	14,000	13,700	13,700	85%
Hercules Incorporated	Wilmington, DE	Office/Hdqr	155,000	14.04%	5/2013	6/2013	2,575	2,575	2,575	85%
Hercules Incorporated	Wilmington, DE	Office/Hdqr	155,000	8.79%	5/2013	6/2013	14,000	14,000	14,000	85%
Hercules Incorporated	Wilmington, DE	Office/Hdqr	155,000	14.29%	5/2013	6/2013	6,120	6,120	6,120	85%
Walgreen Co.	Bristol, CT	Retail Drug	N/A	10.00%	N/A	7/2007	21	21	21	N/A
Walgreen Co.	Jackson, NJ	Retail Drug	N/A	10.00%	N/A	3/2007	312	312	312	N/A
Walgreen Co.	Mansfield, NJ	Retail Drug	N/A	10.00%	N/A	5/2007	409	409	409	N/A
Walgreen Co.	Staten Island, NY	Retail Drug	N/A	10.00%	N/A	7/2007	630	630	630	N/A
Walgreen Co.	Tinley Park, IL	Retail Drug	N/A	10.00%	N/A	3/2007	344	344	344	N/A

							43,411	43,111	43,111

Total							$317,869	$296,479	$298,377

(1) All percentages have been rounded to the nearest whole percentage. Loan to realty value is the ratio of the principal balance of the loan as of December 31, 2005 to the appraised value of the real estate that secures the loan at the time of the loan. The current value of the real estate may be different. The loan to realty value for each corporate credit note includes the principal balance of the portion of the loan we have sold, and the loan to realty value of the mezzanine investments on the Hercules property include the principal balance of the senior debt on the property.

(2) The coupon on this loan resets monthly at LIBOR plus 3.25%.

   Commercial Mortgage-Backed and Other Real Estate Securities

      We also invest in commercial mortgage-backed securities, or CMBS, and other real estate securities. Our CMBS investments include senior, subordinate and interest-only classes of primarily net lease loan securitizations or pass through trusts. Our real estate securities represent our pro rata investments in a pool of mortgage loans on properties net leased to a single tenant. We believe we are well-positioned to evaluate net lease CMBS investments and real estate securities due to our expertise with net lease loan assets and our experience in structuring CMBS investments. We structured four CMBS securitizations aggregating approximately $1.5 billion prior to our initial public offering. As a result of our familiarity with the collateral included in these transactions, many of our CMBS investments to date have been made in classes of our prior securitizations.

      The following pie chart depicts the credit quality(1) of our portfolio of CMBS and other real estate securities as of December 31, 2005.

s

A-
15%

AAA
7%

BBB
4%

BBB-
24%

BBB+
8%

Non-Investment Grade
42%

(1) Reflects actual ratings on our CMBS securities and underlying tenant ratings on our other real estate securities.

      Our CMBS and other real estate securities are expected to generate the following annual cash flows(1) through the year 2025.

0

5,000,000

10,000,000

15,000,000

20,000,000

25,000,000

30,000,000

35,000,000

40,000,000

2006

2008

2010

2012

2014

2016

2018

2020

2022

2024

Years

Dollars

(1) Reflects scheduled payments of interest and principal on all of our securities. Actual results may differ materially from those projected. Please see “Risk Factors” on page S-9.

      Our CMBS and other real estate securities as of December 31, 2005 are summarized in the following table:

		(in thousands)
Security Description	CUSIP No.	Face Amount	Carry Value	Coupon	Yield (1)	Maturity Date
Investments in Commercial Mortgage Loan Securitizations
BSCMS 1999 CLF1, Class E	07383FCC0	$3,326	$2,280	7.11%	11.58%	Nov 2023
BSCMS 1999 CLF1, Class F	07383FCD8	2,494	650	7.11%	30.08%	Oct 2023
CALFS 1997-CTL1, Class D	140281AF3	6,000	5,937	6.16%	6.35%	Nov 2018
CMLBC 2001-CMLB-1, Class E	201736AJ4	9,526	11,269	7.85%	6.21%	Jul 2022
CMLBC 2001-CMLB-1, Class G	201736AL9	9,526	10,267	7.85%	7.21%	Mar 2023
CMLBC 2001-CMLB-1, Class H	201736AM7	11,907	7,646	6.25%	10.95%	Apr 2024
CMLBC 2001-CMLB-1, Class J	201736AN5	6,383	2,178	6.25%	20.00%	Oct 2025
NLFC 1999-LTL-1, Class D	63859CCK7	5,000	5,138	6.45%	6.21%	Feb 2021
NLFC 1999-LTL-1, Class E	63859CCL5	11,081	6,930	5.00%	9.81%	Apr 2022
NLFC 1999-LTL-1, Class X (IO)	63859CCG6	8,434	9,177	0.48%	8.50%	Jan 2024
WBCMT 2004-C15 180D	929766YG2	15,000	14,304	5.58%	6.87%	Nov 2009
WBCMT 2004-C15 180E	929766YH0	8,000	7,577	5.58%	7.07%	Nov 2009
BACMS 2002-2, Class V-1 (7-Eleven, Inc.)	05947UJE9	393	270	8.72%	12.30%	Sep 2019
BACMS 2002-2, Class V-2 (Sterling Jewelers)	05947UJF6	602	405	8.68%	12.30%	Jan 2021

		97,672	84,028
Investments in Certificated Loan Transactions
CVS Corporation	126650BB5	20,000	20,184	5.88%	5.84%	Jan 2028
Yahoo, Inc.	984332AC0	31,990	33,197	6.65%	6.33%	Aug 2026

		51,990	53,381

Total		$149,662	$137,409

(1) Represents the yield to maturity, computed using the effective interest method, based on our carry value.

Portfolio Financing

      Our portfolio financing strategy is to finance our portfolio assets with long-term fixed rate debt as soon as practicable after we invest. We seek to finance our assets on a long-term basis with debt of a like maturity, commonly referred to as “match-funding.” Since our initial public offering, our long-term fixed rate financings have been in the form of mortgage debt and collateralized debt obligations, or CDOs. Most of our real property acquisitions have been financed on a long-term basis with third party mortgage debt, with some of our smaller owned real properties financed through our CDO. Most of our loan and CMBS investments are financed or we expect will be financed on a long-term basis through our existing or a future CDO. A limited number of our generally higher yielding portfolio assets are not financed.

      We have short-term borrowing arrangements in place to facilitate our investment activity while we arrange long-term financing. We have a $250 million repurchase agreement with Wachovia Bank, N.A., and, in August 2005, we entered into a real property acquisition facility with Wachovia Bank and one of its affiliates that affords us an additional $100 million of short-term financing availability for investments in owned real properties. Our interest cost on our short-term borrowings is at floating rates.

      Since our initial public offering, all of our financings have been on-balance sheet financings, meaning the assets we finance and liabilities we incur are reported on our balance sheet for accounting purposes.

      In March 2005, we completed our first CDO. Our CDO was an entirely fixed rate financing. We aggregated approximately $300 million of assets into the pool, and we created $285 million face amount of multi-class notes and $15 million of preferred equity through the CDO trust. The net amount of the debt we issued was $268.1 million, inclusive of a $0.4 million discount to face, as we retained the three most junior note classes aggregating a face amount of $16.5 million and the full $15 million of preferred equity. Each of the five note classes of the CDO was rated investment grade. During the first five years of the CDO term, we expect to reinvest principal repayments on the underlying assets into qualifying replacement collateral. The CDO notes are expected to mature in January 2015. Our effective blended financing rate (inclusive of original issue discount and debt issuance and hedge costs) on our CDO is approximately 5.67%.

      We are currently aggregating assets for our next CDO financing. We expect our next CDO issuance to occur in the second or third quarter of 2006.

      As of December 31, 2005, the following statistics summarize our portfolio financing position:

•	leverage of approximately 79% (short-term and long-term secured debt divided by assets in portfolio);

•	$551.8 million of total mortgage debt at a weighted average coupon of 5.37% and a weighted average effective financing rate of 5.52%; and

•	$268.2 million of CDO debt at an effective blended financing rate of approximately 5.67%.

Hedging Strategy

      We employ a hedging and risk management strategy to protect our investments from interest rate fluctuations prior to obtaining long-term fixed rate financing. We have done so by having derivative and other risk management transactions that react in a corresponding but opposite manner to offset changes in the value of our investments due to changes in underlying U.S. Treasury interest rates and, to a lesser degree, swap spreads. For example, as underlying interest rates fall, the value of our fixed-rate investment increases, while the value of our derivative and other risk management transaction declines. Conversely, as underlying interest rates rise, the value of our fixed-rate investment falls while the value of our derivative and other risk management transaction increases. We use forward starting interest rate swaps to hedge the variability of changes in the interest-related cash outflows on our forecasted future borrowings. Interest rate swaps are agreements between two parties to exchange, at particular intervals, payment streams calculated on a specified notional amount. The interest rate swaps that we have entered into are single currency interest rate swaps and, as such, do not require the exchange of a notional amount. As of December 31, 2005, we were hedging our exposure to such variability through such variability through July 2016.

      Some assets, including development loans and subordinated CMBS securities, may not be hedged at all. We intend generally to continue to seek to manage our interest rate exposure taking into account the cost of such derivative and other risk management transactions and the limitations on derivative and other risk management transactions imposed by the REIT tax rules.

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

      This discussion supplements the discussion contained under the caption “Federal Income Tax Consequences of Our Status as a REIT” in the accompanying prospectus and should be read in conjunction therewith.

      We have elected to be taxed as a REIT under the federal income tax laws effective beginning with our short taxable year ended December 31, 2004. We believe that, commencing with such short taxable year, we have been organized and operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such manner, but no assurance can be given that we will operate in a manner so as to remain qualified as a REIT. In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2004 and December 31, 2005, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2006 and in the future. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Federal Income Tax Consequences of Our Status as a REIT—Failure to Qualify” in the accompanying prospectus.

      In December 2005, technical corrections were made to the FIRPTA provisions that apply to our non-U.S. stockholders. See “Federal Income Tax Consequences of Our Status as a REIT—Taxation of Non-U.S. Stockholders” in the accompanying prospectus. For taxable years beginning on and after January 1, 2005, capital gain distributions that are attributable to our sale of real property are not subject to FIRPTA and, therefore, will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder did not own more than 5% of the class of our stock on which the distributions are made during the 1-year period ending on the date of the distribution.

UNDERWRITING

      Friedman, Billings, Ramsey & Co., Inc. and Wachovia Capital Markets, LLC are acting as joint bookrunning managers and as the representatives of the underwriters. This offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the shares offered by this prospectus supplement in the amount set forth below:

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.
Wachovia Capital Markets, LLC
Ryan Beck & Co., Inc.

Total	5,000,000

      Each underwriter is obligated to take and pay for all shares of our common stock offered by it (other than those covered by the over-allotment option described below) if any of such shares are taken.

      We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to an additional 750,000 shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. If the underwriters exercise this option, the underwriters will have a firm commitment, severally and not jointly, subject to certain conditions, to purchase all of the shares for which the option is exercised.

      The following table shows the amount per share and total underwriting discount we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discount to be paid by us
Proceeds, before expenses, to us

      We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be $175,000.

      The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $       per share below the public offering price. Any underwriter may allow, and such dealers may re-allow, a concession not in excess of $       per share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

      Our common stock is listed on the New York Stock Exchange under the symbol “LSE.”

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by an underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

      Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters created a naked short position, they will purchase shares in the open market to cover the position.

      The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

      We, our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not without the prior written consent of the representatives, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. However, our agreement does not apply to any securities issued by us pursuant to our 2004 stock incentive plan. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement.

      A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

      Other than this prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or any selling group member is not part of this prospectus supplement, accompanying prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

      Some of the underwriters or their affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Wachovia Investors, Inc., an affiliate of Wachovia Capital Markets, LLC, owns less than five percent of our outstanding common stock. We also have entered into a short-term repurchase agreement with Wachovia Bank, N.A. and a short-term real property acquisition facility with affiliates of Wachovia Capital Markets, LLC. We expect to use the proceeds from this offering to repay or reduce our current borrowings under the repurchase agreement and the real property acquisition facility. From time to time, we obtain long-term mortgage financings on our real property acquisitions from Wachovia Bank, N.A. From time to time, we may sell net lease assets to Wachovia Bank, N.A. or its affiliates on what we believe are fair market terms. In addition, Wachovia Bank, N.A. acts as servicer of our net lease loan assets.

LEGAL MATTERS

      Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP, New York, New York. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper Rudnick Gray Cary US LLP.

EXPERTS

      The consolidated financial statements and management's assessment of internal control over financial reporting of Capital Lease Funding, Inc. as of and for the year ended December 31, 2005 incorporated by reference in this prospectus supplement, the accompanying prospectus and in the registration statement of which it is a part have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, to the extent and for the period set forth in their reports, and are incorporated herein and therein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Capital Lease Funding, Inc., appearing in Capital Lease Funding, Inc.'s Annual Report (Form 10-K), for the year ended December 31, 2004, and for the two years in the period ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

      This prospectus supplement and accompanying prospectus do not contain all of the information in our “shelf” registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement and accompanying prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

      We incorporate information into this prospectus supplement and accompanying prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus incorporate by reference the documents set forth below, the file number for each of which is 1-32039, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006; and

•	our Current Reports on Form 8-K or Form 8-K/A, as the case may be, filed with the SEC on January 27, 2006, February 1, 2006, March 6, 2006 and March 30, 2006.

      We also incorporate by reference into this prospectus supplement and accompanying prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until completion of this offering (other than any portion of these documents that is furnished or otherwise deemed not to be filed). These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      You may obtain copies of any of these filings through Capital Lease Funding, Inc. as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available on our website at http://www.caplease.com and without charge by requesting them from us in writing or by telephone at:

Capital Lease Funding, Inc.
110 Maiden Lane
New York, New York 10005
(212) 217-6300
Attn: Investor Relations

[THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS

$300,000,000

CAPITAL LEASE FUNDING, INC.

Preferred Stock, Common Stock and Debt Securities

      Under this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

•	shares of our preferred stock;

•	shares of our common stock; and

•	our debt securities, which may be senior or subordinated.

      We may offer these securities with an aggregate offering price of up to $300,000,000, in amounts, at initial prices and on terms determined at the time of the offering. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

      We will provide you with specific terms of the offering in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest in the securities.

      We may offer the securities directly to investors, through agents designated from time to time, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 66. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

      Our common stock is listed on the New York Stock Exchange under the symbol “LSE.” On April 29, 2005, the closing price of our common stock on the NYSE was $11.18. Our corporate offices are located at 110 Maiden Lane, New York, New York 10005 and our telephone number is (212) 217-6300.

      Investing in these securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus before investing in these securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2005

      We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only the securities covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the securities covered hereby.

      You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

      When used in this prospectus, except where the context otherwise requires, the terms “we,” “our,” “us” and “the Company” refer to Capital Lease Funding, Inc. and its predecessors and subsidiaries.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process, which enables us, from time to time, to offer and sell in one or more offerings the securities described on the cover page of this prospectus. The aggregate public offering price of the securities we sell in these offerings will not exceed $300,000,000. This prospectus contains a general description of the securities that we may offer. Each time we sell any securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. To the extent that any information in any prospectus supplement is inconsistent with information in this prospectus or the information incorporated by reference herein, you should rely on the information in the prospectus supplement and disregard the conflicting information in this prospectus or incorporated by reference herein. You should read this prospectus and the applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information,” before you decide whether to invest in our securities.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

      This prospectus does not contain all of the information in our “shelf” registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-32039, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 30, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 16, 2005;

•	our Current Reports on Form 8-K or Form 8-K/A, as the case may be, filed with the SEC on January 7, 2005, January 11, 2005, February 4, 2005, February 17, 2005, March 3, 2005, March 7, 2005, March 16, 2005, March 25, 2005, April 21, 2005 and May 17, 2005; and

•	our Registration Statement on Form 8-A, which incorporates by reference the description of our common stock from our Registration Statement on Form S-11 (Reg. No. 333-110644), and all reports filed for the purpose of updating such description.

      We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated (other than any portion of these documents that is furnished or otherwise deemed not to be filed). These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      You may obtain copies of any of these filings through Capital Lease Funding, Inc. as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available without charge by requesting them from us in writing or by telephone at:

Capital Lease Funding, Inc.
110 Maiden Lane
New York, New York 10005
(212) 217-6300
Attn: Investor Relations

THE COMPANY

Overview

      We are a net lease company focused on investing in commercial real estate assets that are leased typically on a long-term basis primarily to high credit quality corporate, government and not-for-profit tenants. These assets include mortgage loans and mortgage backed net lease securities (debt) and direct investments in real estate (equity). We began our business in 1995 through private equity capital. In March 2004, we completed an initial public offering and our common stock began trading on the New York Stock Exchange under the symbol “LSE.” We intend to elect to be taxed as a REIT for federal income tax purposes.

      Prior to our initial public offering, we operated primarily as a first mortgage lender using a gain on sale business model, where we sold the loans without retaining any interest in them after origination, either through securitization or whole-loan sales. Our mortgage loans have included traditional long-term credit tenant first mortgage loans (typically 15 to 25 years), 10-year credit tenant loans and a few development type loans and recapitalized loans.

      Upon completion of our initial public offering in March 2004, we changed our strategy from that of a gain on sale originator of net lease loans, to a long-term holder of debt, equity and mezzanine net lease assets for portfolio investment, though we do still engage in some gain on sale activities. An important component of our portfolio investment strategy is to borrow, or leverage, against our assets in order to enable us to originate a larger portfolio of assets and to enhance our returns on invested equity capital. This strategy entails financing our mostly fixed rate net lease investments by using our existing warehouse facilities on a reasonably short term basis and, as soon as practicable thereafter, financing the majority of these assets on a secured long-term fixed rate basis, both through collateralized debt obligations, or CDOs, and through traditional first mortgage debt obtained from third party lenders, and other mechanisms. We typically employ hedging strategies to mitigate interest rate risk while our fixed rate assets are financed in our floating rate warehouse facilities. We believe that the combination of assets backed by long-term leases with high quality tenants coupled with long-term fixed rate financing will produce stable risk-adjusted returns on our equity base.

      In connection with our initial public offering, we raised net proceeds after all related expenses of approximately $221.8 million on top of an existing book equity of approximately $34.0 million. As of March 31, 2005, we had invested those proceeds into approximately $578.5 million of net lease assets and have begun to leverage our existing portfolio utilizing our existing floating rate warehouse credit facilities, fixed rate first mortgage debt and collateralized debt obligations. In March 2005, we closed our first fixed rate long-term CDO offering with a principal amount of approximately $300.0 million. We issued five classes of notes with an aggregate face amount of $285.0 million and preferred stock with a principal amount of $15.0 million. We retained $31.5 million in face amount of the notes offered, comprised of the entire face amount of the three most junior note classes and the preferred shares.

      Our executive offices are located at 110 Maiden Lane, New York, New York 10005. Our telephone number is (212) 217-6300.

RISK FACTORS

      You should carefully consider the risks and uncertainties described below, together with the other information contained in this prospectus, the applicable prospectus supplement and the documents we refer you to in the section “Where You Can Find More Information,” before purchasing our securities.

Risks Related to Operations

      We may fail to continue to originate and/or acquire net lease assets.

      Origination of additional net lease loans and acquisition of additional net lease real properties is critical to the success of our business strategy. The net lease market is highly competitive and we cannot assure you that we will be able to identify net lease opportunities that meet our underwriting and return criteria. If we are unable to continue to originate net lease loans and purchase net lease real properties that are acceptable to us, we may be unable to execute our business plan, which could have a material adverse affect on our operating results and financial condition.

      We may fail to originate or acquire profitable assets.

      Our investment strategy is based on originating and purchasing profitable assets, as determined by our returns on those assets less our related financing cost. We originate or purchase long-term fixed rate assets and generally seek to finance those assets with lower coupon long-term fixed rate debt, thus earning a profit or spread.

      We generally obtain long-term financing for our assets after we acquire them. Therefore, we price our assets at origination or acquisition based on our assumption about our expected future financing cost.

      If our cost to finance our assets increases over our assumptions between the time we commit to purchase the asset and when we obtain long-term financing, the profit or spread we expected to earn on the asset and our overall portfolio will erode. Various factors could cause our financing cost to increase, including:

•	increases in long-term interest rates;

•	weakening economic conditions;

•	United States military activity and terrorist activities;

•	ineffectiveness of our hedging strategies;

•	a decline in the credit rating of the underlying tenant; and

•	market dislocations caused by the failure or financial difficulties of a large financial institution or institutions.

      Our failure to originate and acquire profitable assets would have a material adverse effect on our cash flows, results of operations and financial condition.

      We conduct a significant part of our business with Wachovia Bank, N.A. and its affiliates and their continued business with us is not guaranteed.

      We rely on Wachovia Bank, N.A. and its affiliates in various aspects of our business. For example:

•	Wachovia Bank, N.A. provides us with short-term financing through a $250.0 million repurchase facility.

•	Through December 31, 2004, we obtained $97.4 million of long-term mortgage financings from Wachovia Bank.

•	Affiliates of Wachovia Bank, N.A. have performed investment banking services for us, including in connection with our initial public offering and our initial CDO transaction.

•	Wachovia Bank, N.A. acts as servicer of our net lease asset investments and as transfer agent for our common stock.

These parties are not obligated to do business with us and any adverse developments in their business or in our relationship with them could result in these parties choosing not to do business with us or a significant reduction in our business with them. Termination of our business with Wachovia Bank, N.A. or its affiliates or a significant reduction in our business with these parties could have a material adverse effect on our business, operating results and financial condition.

   We may be unable to generate sufficient cash flow to make distributions to our stockholders.

      As a REIT, we are required to distribute at least 90% of our taxable income each year to our stockholders. If we are unable to execute our business plan successfully or in the event of future downturns in our operating results and financial performance, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, our financial performance, debt service requirements, and capital expenditure requirements. We cannot assure you that we will generate sufficient cash to fund distributions required to maintain our REIT tax status or to fund any distributions.

   Our management has limited experience operating a REIT or a public company or executing our business plan.

      Our management has limited experience operating a REIT or a public company or in executing our business plan. Therefore, you should be cautious in drawing conclusions about the ability of our management team to do so.

Risks Related to Net Lease Assets

   An adverse change in the financial condition of one or more tenants underlying our net lease investments could have a material adverse impact on us.

      The credit quality of the tenant underlying a net lease asset is at the core of our underwriting process. An adverse change in the tenant's financial condition, including a bankruptcy of the tenant, could have a material adverse impact on us. For example:

•	We rely on rent payments from the tenants underlying our net lease investments for our cash flows, and any bankruptcy, insolvency or failure to make rental payments when due could result in a material reduction of our cash flows and material losses to our company.

•	An adverse change in the financial condition of one or more tenants underlying our net lease investments or a decline in the credit rating of one or more tenants underlying our net lease investments could result in a margin call if the related asset is being financed on our short-term repurchase facilities, and could make it more difficult for us to arrange long-term financing for that asset.

•	The value of our net lease loan and real estate securities investments are primarily driven by the credit quality of the underlying tenant or tenants, and an adverse change in the subject tenant's financial condition or a decline in the credit rating of such tenant may result in a decline in the value of our net lease investments and a charge to our statement of operations.

   The occurrence of material adverse events with respect to tenants to whom we have a high degree of exposure or a downturn in their industries could have a material adverse impact on us.

      Of our assets in portfolio as of December 31, 2004, approximately $85.8 million, or 17.4%, involve properties leased to, or leases guaranteed by, Aon Corporation. In addition, two other corporations lease or guarantee leases underlying investments we have made which represent over 5% (but are less than 10%) of our assets in portfolio. Any financial difficulty or bankruptcy of one or more of such tenants or guarantors resulting in nonpayment or delay in payment of rental payments and other amounts due under the related leases could, as a result of this concentration, have a greater adverse effect on us than a similar problem with a less significant tenant.

      In addition, our assets in portfolio as of December 31, 2004 involve properties leased to, or leases guaranteed by, CVS Corporation, Walgreen Co. and other companies in the retail drug industry. Approximately $39.8 million, or 8.1%, of our assets in portfolio as of December 31, 2004, involve properties leased to, or leases guaranteed by, companies in the retail drug industry. Any downturn in the retail drug industry or in any other industry in which we have a large investment could have a material and adverse effect on our financial condition and operating results. Among other risks, the retail drug industry is subject to the risks of:

•	reductions in third-party reimbursements of prescription drugs;

•	the growth of mail-order prescription providers;

•	increases in governmental regulation;

•	introduction of new brand and generic prescriptions drugs;

•	inability to attract and retain qualified pharmacists and management personnel; and

•	competition.

   We may be subject to geographic concentrations that could make us more susceptible to adverse events in these areas.

      As of December 31, 2004, an aggregate $169.4 million, or 34.3%, of our assets in portfolio were investments in properties located in Chicago, Illinois and its neighboring suburbs. An economic downturn or other adverse events or conditions such as terrorist attacks or natural disasters in this area, or any other area where we have significant credit concentration in the future, could have a material adverse effect on our financial condition and operating results.

   We may make errors in analyzing the data of certain of our net lease tenants and intend to make loans on properties leased to non-investment grade tenants.

      Approximately $52.5 million, or 10.6%, of our assets in portfolio as of December 31, 2004, involve properties leased to, or leases guaranteed by, companies without a publicly available credit rating. A portion of our assets is expected to continue to involve tenants who do not have publicly available credit ratings. We expect to obtain a private rating for these assets after origination or acquisition and prior to obtaining long-term financing. When we make an investment in an asset where the underlying tenant has no publicly available credit rating, we prepare an internally generated credit analysis, after a review of available financial data. We may misinterpret or incorrectly analyze this data. These mistakes may cause us to make investments we would not have otherwise made and may ultimately result in losses on one or more of our investments.

      In addition, approximately $78.7 million, or 15.9%, of our assets in portfolio as of December 31, 2004, involve properties leased to, or leases guaranteed by, companies whose credit rating is below investment grade. These investments will have a greater risk of default and bankruptcy than investments on properties net leased exclusively to investment grade tenants.

      Our balance sheet, as of December 31, 2004, also includes a $1.1 million investment in a structured interest that is unrated. The lack of such a rating generally reflects the fact that the underlying collateral is weaker than what would be found in a rated interest, and therefore, this investment has a greater risk of default than an investment in a rated interest.

   We may be unable to obtain financing, and our existing secured warehouse facility may be unavailable to us.

      We expect to borrow money under short-term secured warehouse credit facilities to fund our acquisitions and originations of net lease assets. We currently have a secured warehouse facility with Wachovia Bank, N.A. Our warehouse facility is uncommitted as Wachovia Bank must agree to each asset contributed to the facility. We cannot assure you that we may be able to draw funds under this facility at any given time.

      Under the terms of this facility, we sell commercial mortgage assets to Wachovia Bank as security in exchange for funds to finance our net lease investments. Wachovia Bank owns the assets that we sell to it as security for our borrowings and holds those assets subject to our right or obligation to repurchase later. In the event that Wachovia Bank files for bankruptcy or becomes insolvent, our assets subject to our repurchase rights or obligations may become subject to the bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. In addition, in the event of our bankruptcy, Wachovia Bank may qualify for special treatment under the bankruptcy code, giving it the ability to avoid the automatic stay provisions of the Bankruptcy Code. In that case, our bankruptcy estate might include our repurchase rights, but would not include our assets held by Wachovia Bank subject to our repurchase rights.

   In the event of a bankruptcy of one of our borrowers or an affiliate of one of our borrowers, our financial condition and operating results may suffer.

      Although we generally use bankruptcy-remote structures when we fund a loan, one of our borrowers may become a debtor in a bankruptcy case as a result of liabilities unrelated to ownership and operation of its net leased real property or, if an affiliate of one of our borrowers becomes the debtor in a bankruptcy case, a court may order that our borrower's assets and liabilities be substantively consolidated with those of its affiliate. Either of these events could delay or reduce payments on our loan assets, delay our ability to foreclose on the net leased property and may have an adverse affect on our financial condition and operating results.

Risks Related to Borrowings

   We expect to borrow a significant amount of debt to finance our portfolio, which may subject us to increased risk of loss.

      We expect to incur significant indebtedness in our operations. We expect that substantially all of our assets will be pledged as collateral for our borrowings (on average 70% to 85% of our assets in portfolio). Required debt service will reduce cash and net income available for operations or distribution to our stockholders. If the income on assets financed with borrowed funds fails to cover the cost of the borrowings, we may experience net losses on assets not yet financed with long-term debt or lower net profits. If we default on our debt service obligations, we would be at risk of losing some or all of our assets as our lenders will have a first priority claim on the collateral we pledge and the right to foreclose.

      Our ability to achieve our investment objectives depends to a significant extent on our ability to borrow money in sufficient amounts and on sufficiently favorable terms, thus earning incremental returns. We may not be able to achieve the degree of leverage we believe to be optimal due to decreases in the proportion of the value of our assets against which we can borrow, decreases in the market value of our assets, increases in interest rates (to the extent we have assets financed with variable rate debt, including our secured warehouse lines of credit), changes in the availability of financing in the market, conditions in the lending market and other factors. This may cause us to experience losses or less profit than would otherwise be the case.

      We intend to continue to finance our net lease assets over the long-term through a variety of means, including through the use of CDOs and mortgage financing. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner which are beyond our control, including the liquidity of these markets and maintenance of attractive credit spreads. We cannot assure you that these markets will remain an efficient source of long-term financing for our net lease assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our net lease assets, as our secured warehouse lines will not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders, funds available for operations, as well as for future net lease investments, and could result in net losses and the erosion of our equity.

   Hedging transactions may not effectively protect us against anticipated risks and may subject us to certain other risks and costs.

      Our current policy is to enter into hedging transactions primarily to protect us from the effect of interest rate fluctuations on our portfolio of net lease assets from the date on which we commit a rate or price to a borrower or seller and until the date the asset is pledged to secure long-term financing or is sold. Our hedging policy exposes us to certain risks, among them the following:

•	Our hedging strategy may not have the desired beneficial impact on our results of operations or financial condition.

•	No hedging activity can completely insulate us from the risks associated with changes in interest rates.

•	There will be many market risks against which we may not be able to hedge effectively, including changes in the spreads of corporate bonds, CMBS or CDOs over the underlying U.S. Treasury rates.

•	We may or may not hedge any risks with respect to CMBS or CDOs that we may purchase or hold for investment.

•	Our hedging strategy may serve to reduce the returns which we could possibly achieve if we did not hedge certain risks.

•	Because we intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT, we will be limited in the type of hedging transactions that we may use.

•	Hedging costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising.

•	The enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements.

•	A default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price.

•	Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk.

•	There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

   We may fail to qualify for hedge accounting treatment.

      We record derivative and hedge transactions in accordance with United States generally accepted accounting principles, specifically Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including, if we use instruments that do not meet the SFAS 133 definition of a derivative (such as short sales), we fail to satisfy SFAS 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives we enter into may not be offset by a change in the fair value of the related hedged transaction.

   If we fail to secure long-term financing for a substantial portion of our net lease assets, our financial condition and operating results may suffer.

      We expect to rely upon our ability to finance our net lease assets with long-term indebtedness in order to generate cash proceeds for repayment of our secured warehouse lines of credit and to originate and acquire additional and other net lease assets. We cannot assure you, however, that we will continue to be successful in securing long-term financing for a substantial portion of the net lease assets that we originate or acquire. For example, a decline in the credit quality of a tenant underlying a net lease asset investment could inhibit our ability to secure long-term financing for that asset. In the event that it is not possible or economical for us to secure long-term financing for a substantial portion of our net lease assets, we may exceed our capacity under our secured warehouse credit facilities and be unable or limited in our ability to originate and acquire future net lease assets, which would have a material adverse effect on our financial condition and operating results. If we determine that we should sell our net lease assets rather than finance them, there could be significant adverse effects on our operating results and stockholder distributions as a result of the treatment of any gains from such sales under the tax laws governing REITs.

   Our short-term financings may expose us to interest rate risks, margin calls and term risks.

      Our borrowings under our repurchase facility are currently at variable rates and will be adjusted monthly relative to market interest rates. If interest rates on our borrowings rise at a faster pace than yields on our assets increase, our net interest expense will likely increase, causing our net income to decrease.

      The amount available to us under our repurchase facility with Wachovia Bank depends in large part on the lender's valuation of the assets that secure our financings. The facility provides Wachovia Bank the right, under certain circumstances, to re-evaluate the collateral that secures our outstanding borrowings at any time. In the event Wachovia Bank determines that the value of the collateral has decreased (for example, in connection with a decline in the credit rating of the underlying tenant), it has the right to initiate a margin call. A margin call would require us to provide Wachovia Bank with additional collateral or to repay a portion of the outstanding borrowings at a time when we may not have a sufficient inventory of assets or cash to satisfy the margin call. Any failure by us to meet a margin call could cause us to default on our repurchase facility and otherwise have a material adverse effect on our financial condition and operating results.

      In addition, Wachovia Bank has no obligation to renew our short-term borrowings. If we are unable to obtain long-term financing or our shorter-term financings are not renewed, our liquidity could be materially adversely affected.

   The use of CDO financings with coverage tests may have a negative impact on our operating results and cash flows.

      We expect to purchase subordinate classes of bonds in our CDO financings. We also expect that the terms of CDOs issued by us will include coverage tests that will be used primarily to determine whether and to what extent principal and interest proceeds on the underlying assets may be used to pay principal of and interest on the subordinate classes of bonds in the CDO. In the event the coverage tests are not satisfied, interest and principal that would otherwise be payable on the subordinate classes may be re-directed to pay principal on the senior bond classes. Therefore, failure to satisfy the coverage tests could adversely affect our operating results and cash flows.

Risks Related to Mortgage Assets

   Our investments in commercial mortgage-backed securities and collateralized debt obligations are subject to losses.

      When we acquire structured interests in net lease assets, we generally invest in the subordinate or interest-only classes of CMBS or CDOs or take a subordinate interest in the net lease asset or assets. Losses on an asset securing a mortgage loan included in a securitization or other structured interest are generally borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder. In the event of default of an underlying asset or assets and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities or interests junior to those in which we invest, if any, we may not be able to recover our investment in the securities or structured interests we purchase. In addition, if the underlying asset portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related structured interests, the structured interests in which we invest may effectively become the “first loss” position behind the more senior interests, which may result in significant losses to us.

      The prices of lower credit quality structured interests are generally less sensitive to interest rate changes than more highly rated investments, but they are more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality interests because the ability of tenants or the obligors of mortgages underlying the structured interests to make required payments may be impaired. In such event, existing credit support in the structure may be insufficient to protect us against loss of our principal on these interests.

   Fluctuating interest rates may adversely affect the quantity and value of our net lease assets.

      Because we currently finance our net lease assets on a short-term basis with variable rate financing, increases in short-term interest rates may increase our net interest expense and decrease the net income generated by our net lease assets. Fluctuations in interest rates may also affect us in other ways, including that:

•	higher interest rates may reduce overall demand for net lease loans and accordingly reduce our production of loan assets, which could have a material adverse effect on our financial condition and operating results; and

•	increases or decreases in short- or long-term interest rates may reduce the value of assets on our balance sheet.

   We may experience losses on our mortgage loans.

      We originate mortgage loans (in particular, net lease loans) as part of our investment strategy. As a holder of mortgage loans, we are subject to risks of borrower defaults, tenant defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance. Also, the costs of originating, financing and hedging the mortgage loans (including the debt service on CDOs secured by the mortgage loans, and expenses related to the CDO transaction, including third-party fees payable to trustees, servicers, document custodians, and credit enhancement providers) could exceed the income on the mortgage assets. In the event of any default under mortgage loans, we will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan plus all interest thereon and other costs payable before principal. To the extent we acquire subordinate CMBS or CDO interests or other subordinate structured interests in net lease assets, we will be subject to these risks in a concentrated form with respect to the underlying net lease assets.

      The typical net lease requires casualty insurance (which may be provided through self insurance) to be maintained on the underlying property (generally by the borrower or the tenant), with such coverages and in such amounts as are customarily insured against with respect to similar properties, for fire, vandalism and malicious mischief, extended coverage perils, physical loss perils, commercial general liability, flood (when the underlying property is located in whole or in material part in a designated flood plain area) and worker injury. There are, however, certain types of losses (such as from earthquakes or wars) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our capital invested in, and anticipated profits from, one or more net lease properties.

   We could be subject to the risks incident to ownership of real property if the tenants underlying our net lease loans fail to make their lease payments.

      Net lease loans are generally non-recourse to the property owner and in the event of default the lender thereunder is entirely dependent on the loan collateral. Rent payment by the underlying tenant is the primary source of payment of these loans. To the extent the tenant does not make its lease payments, repayment of the net lease loan will depend upon the liquidation value of the underlying real property. The liquidation value of a commercial property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond our or our borrower's control. There can be no assurance that our remedies with respect to the loan collateral will provide us with a recovery adequate to recover our investment.

   Development loans involve greater risk of loss than loans secured by income producing properties.

      We expect to expand our extension of development financing to real estate developers. These types of loans involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property, due to a variety of factors, including dependence for repayment on successful completion and operation of the project, difficulties in estimating construction or rehabilitation costs, loan terms that often require little or no amortization, and the possibility that a foreclosure by the holder of the senior loan could result in a substantial decrease in the value of our collateral. Accordingly, in the event of a borrower default, we may not recover some or all of our investment in our development loans.

   Unscheduled principal payments on our loans could adversely affect our financial condition and operating results.

      The rate and timing of unscheduled payments and collections of principal on our net lease loans is impossible to predict accurately and will be affected by a variety of factors, including the level of prevailing interest rates, restrictions on voluntary prepayments contained in the loans, the availability of credit generally and other economic, demographic, geographic, tax and legal factors. In general, however, if prevailing interest rates fall significantly below the interest rate on a loan, the borrower is more likely to prepay the then higher-rate loan than if prevailing rates remain at or above the interest rate on the loan.

      Loans we originate or acquire generally prohibit prepayment or only permit prepayment in conjunction with payment of a prepayment premium to maintain the yield to investors. Our mortgage loans are typically prepayable, however, without payment of any prepayment premium, in the event of certain events of casualty or condemnation with respect to the related mortgaged property. From time to time, we may originate a loan that is prepayable under other circumstances without payment of any prepayment premium. We cannot assure you that our prepayment prohibitions will be enforceable in all jurisdictions in which we make loans. Further, a mortgage loan may effectively prepay in the event of a default, in which event a prepayment premium may not be recovered.

      Unscheduled principal prepayments could adversely affect our financial condition and operating results to the extent we are unable to reinvest the funds we receive at an equivalent or higher yield rate, if at all. In addition, a large amount of prepayments, especially prepayments on loans with interest rates that are high relative to the rest of our portfolio, will likely decrease the net income we anticipate receiving from our assets.

   We may be required to repurchase assets that we have sold or to indemnify holders of our CDOs.

      If any of the assets we originate or acquire and sell or pledge to obtain long-term financing do not comply with representations and warranties that we make about certain characteristics of the assets, the borrowers and the underlying properties, we may be required to repurchase those assets or replace them with substitute assets. In addition, in the case of assets that we have sold, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased assets typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

   The success of our net lease loan business will depend upon our ability to service effectively, or to obtain effective third-party servicing for, the loans we invest in.

      We have entered into a servicing arrangement with Wachovia Bank, N.A. for servicing of our net lease loans. We may in the future undertake to retain the servicing of our loan assets in a taxable subsidiary of ours. We have no experience servicing a large portfolio of loans for an extended period of time. We cannot assure you that our third-party contractor or we will be able to service the loans according to industry standards. Failure to service the loans properly could harm our financial condition and operating results.

   The success of our net lease equity business will depend on our ability to obtain third-party management for the real properties we purchase.

      For our equity investments in real property where the underlying lease is not a bondable or triple net lease, we typically enter into management arrangements with third parties to perform our property owner obligations. We rely on these managers to perform our obligations under the net lease. A failure of these managers to perform could trigger the tenant's right to terminate the lease or abate rent. In addition, if the managers fail to perform our obligations in a cost-effective manner, our net cash flows from the property and hence our operating results and cash flows could be adversely affected.

   An interruption in or breach of our information systems could impair our ability to originate assets on a timely basis and may result in lost business.

      We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in reduced efficiency in asset servicing. We cannot assure you that any failures or interruptions will not occur or, if they do occur, that we or the third parties on whom we rely will adequately address them. The occurrence of any failures or interruptions could significantly harm our financial condition and operating results.

   Our network of independent mortgage brokers and investment sale brokers may sell our investment opportunities to our competitors.

      An important source of our investments comes from independent mortgage brokers and investment sale brokers. These brokers are not contractually obligated to do business with us. Further, our competitors also have relationships with many of these brokers and actively compete with us in our efforts to obtain investments from these brokers. As a result, we may lose potential transactions to our competitors, which could negatively affect the volume and pricing of our investments, which would have a material adverse effect on our financial condition and operating results.

   We may be unsuccessful in executing our 10-year credit tenant loan program.

      Like our other loan products, our 10-year credit tenant loans are secured by a first mortgage on the underlying real estate and an absolute assignment of the underlying lease and rents. However, we bifurcate our 10-year credit tenant loans into two notes, a real estate note and a corporate credit note, and allocate the security among the notes. The real estate note is entitled to a first priority claim against the underlying real estate and the corporate credit note is entitled to a first priority claim against the lease assignment. Any excess recovery on one note is paid over to the other note. We typically sell the real estate note, which represents 70% to 80% of the loan, to a CMBS conduit promptly following origination and retain the corporate credit note in our portfolio. If we are unable to continue to sell the first note, we will be subject to all risks incident to holding the debt, including the risks of borrower defaults, tenant defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance. In addition, if the tenant underlying the loan becomes insolvent or bankrupt, that tenant or its bankruptcy trustee can reject the lease. In such an event, our claim, as holder of the corporate credit note, against the real estate will be junior to the real estate note holder's claim. Further, while we will have a first priority claim on the lease assignment, our claim for damages will be limited to an amount defined under the Bankruptcy Code. Either of these contingencies could result in a material adverse effect on our financial condition and operating results.

   Maintenance of our Investment Company Act of 1940 exemption imposes limits on our operations.

      We intend to continue to conduct our business in a manner that allows us to avoid registration as an investment company under the Investment Company Act of 1940 (the “1940 Act”). Under Section 3(c)(5)(C) of the 1940 Act, entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate” are not treated as investment companies. The position of the SEC staff generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests in order for us to rely on this exemption (the “55% Requirement”). To constitute a qualifying real estate interest under this 55% Requirement, a real estate interest must meet various criteria. Mortgage securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% Requirement. Our ownership of these mortgage securities, therefore, is limited by the provisions of the 1940 Act and SEC staff interpretations. We cannot assure you that efforts to pursue our investment strategy will not be adversely affected by operation of these provisions and interpretations.

Risks Related to Ownership of Real Estate

   Our real estate investments are subject to risks particular to real property.

      As an owner of real property (including property securing our net lease loans that we may acquire upon foreclosure), we are subject to the risks generally incident to the ownership of the real estate. These risks may include those listed below:

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing, including mortgage obligations and the possibility of foreclosure;

•	the costs of complying or fines or damages as a result of non-compliance with the Americans with Disabilities Act and with environmental laws;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold;

•	changes in traffic patterns and neighborhood characteristics;

•	the potential for uninsured or underinsured property losses;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in real property tax rates and other operating expenses;

•	the relative illiquidity of real estate investments; and

•	other circumstances beyond our control.

      Should any of these events occur, our financial condition and operating results could be adversely affected.

   Single tenant leases involve significant risks of tenant default.

      We focus our real estate acquisition activities on properties that are net leased to single tenants. Therefore, a default by the sole tenant is likely to cause a significant or complete reduction in the operating cash flow generated by the property leased to that tenant and a reduction in the value of that property.

   Tenant defaults could adversely affect our financial condition and operating results.

      The tenants underlying our net lease investments may default on their lease obligations. Our ability to manage our assets is also subject to federal bankruptcy laws and state laws that limit creditors' rights and remedies available to real property owners to collect delinquent rents. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to that tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code (and possibly state laws relating to debtor relief) will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant's default on its obligations to us could adversely affect our financial condition and results of operations.

   The ability of tenants to reject leases in a bankruptcy could adversely affect the value of our investments and our financial condition and operating results.

      If the tenant underlying our net lease investments becomes insolvent or bankrupt, that tenant or its bankruptcy trustee could reject the lease. Lease enhancements do not cover risks attendant to tenant bankruptcies. If a lease were rejected, rental payments would terminate, leaving the owner without the rental payments to support its debt service and other obligations under loans and with a claim for damages under section 502(b)(6) of the Bankruptcy Code. A claim by the owner for damages resulting from the rejection by a debtor of a lease of real property is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages (or any recovery on the underlying mortgaged real estate) would be sufficient to provide for the repayment of amounts then due under the lease or any debt encumbering the property.

   We may have obligations to comply with covenants under certain of our equity investments in real property.

      Under certain of our equity investments in real property, we, as owner of the property, retain obligations with respect to the property, including the responsibility for real estate taxes, insurance, operating expenses, maintenance and repair of the property, provision of adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If we were to fail to meet such obligations, the tenant may be permitted to abate rent or terminate the lease, which may result in a loss of our capital invested in, and anticipated profits from, such property.

   Rising operating expenses could reduce our cash flow and funds available for future dividends.

      Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property's operating expenses. Our properties are also subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

      While most of our properties are subject to a net lease, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay the expenses associated with maintaining the property. In addition, real estate taxes on our properties and any other properties that we acquire in the future may increase as property tax rates change and as those properties are assessed or reassessed by tax authorities. Many U.S. states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If we are unable to lease properties on a net lease basis, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to stockholders at historical levels or at all.

   We may not be able to renew our leases or re-lease our properties.

      Upon the expiration of leases on our properties, we may not be able to re-let all or a portion of that property, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms. If we are unable to re-let promptly all or a substantial portion of our properties or if the rental rates upon re-letting are significantly lower than the current rates, our financial condition and operating results will be adversely affected. There can be no assurance that we will be able to retain tenants upon the expiration of their leases.

   Illiquidity of real estate may limit our ability to change our portfolio.

      Real estate investments are relatively illiquid. Our ability to vary our portfolio by selling and buying properties in response to changes in economic and other conditions will be limited. In addition, the Internal Revenue Code of 1986, as amended, or the Code, limits our ability to sell our properties by imposing a penalty tax of 100% on the gain derived from prohibited transactions, which are defined as sales of property held primarily for sale to customers in the ordinary course of a trade or business. The frequency of sales and the holding period of the property sold are two primary factors in determining whether a property sold fits within this definition. These considerations may limit our opportunities to sell our properties. If we must sell a property, we cannot assure you that we will be able to dispose of the property in the time period we desire or that the sales price of the property will recoup or exceed our cost for the property.

   Noncompliance with environmental laws could adversely affect our financial condition and operating results.

      The real properties we own, including those that we may acquire by foreclosure in connection with our net lease loans, are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require the current owner of a contaminated property to clean up the property, even if the owner did not know of and was not responsible for the contamination. For example, liability can be imposed upon a property owner based on activities of a tenant. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral or to rent or sell the property. Under the environmental laws, courts and governmental agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, to pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal of, or transports for disposal or treatment of, a hazardous substance to a property owned by another may be liable for the costs of removal or remediation of the hazardous substances released into the environment at that property.

      Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. Also, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used. We may be responsible for environmental liabilities created by our tenants irrespective of the terms of any lease.

      We could be responsible for the costs discussed above. The costs incurred to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect our financial condition and operating results.

      Prior to acquisition of or foreclosure on a property, we obtain Phase I environmental reports and, in some cases, a Phase II environmental report. However, these reports may not reveal all environmental conditions at a property and we may incur material environmental liabilities of which we are unaware. Future laws or regulations may impose material environmental liabilities on us or our tenants and the current environmental condition of our properties may be affected by the condition of the properties in the vicinity of our properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Risks Related to Lease Enhancements

   Our lease enhancement mechanisms may fail.

      We have developed certain lease enhancement mechanisms designed to reduce the risks inherent in our net lease investments. These lease enhancement mechanisms include:

•	casualty and condemnation insurance policies that protect us from any right the tenant may have to terminate the underlying net lease or abate rent as a result of a casualty or condemnation;

•	with respect to a double net lease, borrower reserve funds that protect us from any rights the tenant may have to terminate the underlying net lease or abate rent as a result of the failure of the property owner to maintain and repair the property or related common areas; and

•	residual value insurance policies on net lease loans which have an amortization period that extends beyond the initial term of the underlying net lease, that insure against the risk that the borrower defaults and the property is worth less than the balloon balance at maturity.

These lease enhancement mechanisms may not protect us against all losses. For example, our casualty and condemnation policies typically contain exclusions relating to war, insurrection, rebellion, revolution or civil riot and radioactive matter, earthquakes (in earthquake zones) and takings (other than by condemnation) by reason of danger to public health, public safety or the environment. In addition, amounts in the borrower reserve fund may be insufficient to cover the cost of maintenance or repairs, and the borrower may fail to perform such maintenance or repairs at its own expense. The failure of our lease enhancement mechanisms may result in the loss of our capital invested in, and profits anticipated from, our investment, and could adversely affect our financial condition and operating results.

   We depend on our insurance carriers to provide and honor lease enhancements.

      We presently obtain specialized lease enhancement insurance policies from two carriers. The limited number of insurance carriers available to provide lease enhancements restricts our ability to replace such insurers. Any of the following developments with respect to our carriers may have a material adverse effect on our financial condition and operating results:

•	a deterioration in our relationship with one or both of our carriers;

•	a bankruptcy or other material adverse financial development with respect to one or both of our carriers; and

•	a dispute as to policy coverage with one or both of our carriers.

   We may fail to analyze leases adequately or apply appropriate lease enhancement mechanisms.

      Our net lease assets are generally secured by rent payments on the underlying net lease. Therefore, continued rent payments are critical to the value of our assets. In determining whether a lease enhancement mechanism is appropriate, we examine the costs and benefits of the lease enhancement mechanism in light of our analysis of the risks associated with the underlying net lease. As a result of this analysis, we may decline to apply a lease enhancement mechanism that would otherwise protect us. Our failure to analyze leases adequately or apply appropriate lease enhancement mechanisms could cause a decline in the value of our net lease asset and adversely affect our financial condition and operating results.

Risks Related to Business Strategy and Policies

   We face significant competition that could harm our business.

      We are subject to significant competition in seeking asset investments. We compete with other specialty finance companies, insurance companies, investment banks, savings and loan associations, banks, mortgage bankers, mutual funds, institutional investors, pension funds, other lenders, governmental bodies and individuals and other entities, including REITs. We may face new competitors and, due to our focus on net lease properties located throughout the United States, and because many of our competitors are locally and/or regionally focused, we may not encounter the same competitors in each region of the United States. Many of our competitors will have greater financial and other resources and may have other advantages over our company. Our competitors may be willing to accept lower returns on their investments, may have access to lower cost capital and may succeed in buying the assets that we target for acquisition. We may incur costs on unsuccessful acquisitions that we will not be able to recover. Our failure to compete successfully could have a material adverse effect on our financial condition and operating results.

   Our ability to grow our business will be limited by our ability to attract debt or equity financing, and we may have difficulty accessing capital on attractive terms.

      We expect to fund future investments primarily from debt or equity capital. Therefore, we are dependent upon our ability to attract debt or equity financing from public or institutional lenders. The capital markets have been, and in the future may be, adversely affected by various events beyond our control, such as the United States' military involvement in the Middle East and elsewhere, the terrorist attacks on September 11, 2001, the ongoing War on Terrorism by the United States and the bankruptcy of major companies, such as Enron Corp. Events such as an escalation in the War on Terrorism, new terrorist attacks, or additional bankruptcies in the future, as well as other events beyond our control, could adversely affect the availability and cost of capital for our business. As a REIT, we will also be dependent upon the availability and cost of capital in the REIT markets specifically, which can be impacted by various factors such as interest rate levels, the strength of real estate markets and investors' appetite for REIT investments. We cannot assure you that we will be successful in attracting sufficient debt or equity financing to fund future investments, or at an acceptable cost.

   Future offerings of debt and equity may adversely affect the market price of our common stock.

      We expect in the future to increase our capital resources by making additional offerings of equity and debt securities, which would include classes of preferred stock, common stock and senior or subordinated notes. All debt securities and other borrowings, as well as all classes of preferred stock, will be senior to our common stock in a liquidation of our company. Additional equity offerings could dilute our stockholders' equity, reduce the market price of shares of our common stock, or be of preferred stock having a distribution preference that may limit our ability to make distributions on our common stock. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

   We may fail to manage our anticipated growth.

      As of December 31, 2004, our company had 23 employees. If we grow rapidly, we may experience a significant strain on our management, operational, financial and other resources. Our ability to manage growth effectively will require us to continue to improve our operational and financial systems, to expand our employee base and train and manage our employees and to develop additional management expertise. Management of growth is especially challenging for us due to our limited financial resources. Failure to increase our business and manage growth effectively could have a material adverse effect on our financial condition and operating results.

   Temporary investment in short-term investments may adversely affect our results.

      Our results of operations may be adversely affected during the period in which we are implementing our investment, leveraging and hedging strategies or during any period after which we have received the proceeds of a financing or asset sale but have not invested the proceeds. During this time, we may be invested in short-term investments, including CMBS or CDO bonds, corporate bonds, commercial paper, money market funds and U.S. agency debt.

   The concentration of our company's ownership may adversely affect the ability of new investors to influence our company's policies.

      As of December 31, 2004, our directors and executive officers owned approximately 12.2% in the aggregate of the outstanding shares of our common stock. Accordingly, these owners collectively have significant influence over our company and may determine to vote their shares together. This influence may result in company decisions that may not serve the best interest of all stockholders.

   Our board of directors may change our investment and operational policies without stockholder consent.

      Our board of directors determines our investment and operational policies and may amend or revise our policies, including our policies with respect to our REIT status, investment objectives, acquisitions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies without a vote of or notice to our stockholders. Investment and operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

   The federal income tax laws governing REITs are complex, and our failure to qualify as a REIT under the federal tax laws will result in adverse tax consequences.

      We intend to operate in a manner that will allow us to qualify as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in qualifying as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of our qualification as a REIT.

      If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income. Our taxable income would be determined without deducting any distributions to our stockholders. We might need to borrow money or sell assets in order to pay any such tax. If we cease to qualify as a REIT, we no longer would be required to distribute most of our taxable income to our stockholders. Unless the federal income tax laws excused our failure to qualify as a REIT, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

   Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow or limit our ability to sell or securitize our assets.

      Failure to make required distributions would subject us to tax.

      In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. Under some circumstances, we may need to borrow money or sell assets to distribute enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

      The formation of taxable REIT subsidiaries increases our overall tax liability.

      Our taxable REIT subsidiaries will be subject to federal and state income tax on their taxable income, which will consist of gains from any loan sales and financial advisory services fees, net of the general and administrative expenses associated with these businesses. Accordingly, although our ownership of the taxable REIT subsidiaries allows us to participate in additional operating income, that operating income is fully subject to corporate income tax. The after-tax net income of our taxable REIT subsidiaries is available for distribution to us as dividends, but we may choose to retain earnings in the taxable REIT subsidiary and not pay dividends.

      We will incur a 100% tax on transactions with our taxable REIT subsidiaries that are not conducted on an arm's-length basis.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing our loans, that would be treated as sales for federal income tax purposes.

      A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize loans in a manner that was treated as a sale for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through our taxable REIT subsidiaries and may limit the structures that we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us.

   Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

      To qualify as a REIT for federal income tax purposes we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

   Complying with REIT requirements may limit our ability to hedge effectively.

      The REIT provisions of the Code may limit our ability to hedge our operations by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. In addition, we must limit our aggregate income from non-qualified hedging transactions, from our provision of services and from other non-qualifying sources to no more than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate one or both of the REIT gross income tests, we would be subject to a penalty tax generally equal to the greater of the amounts by which we failed the two gross income tests, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the REIT gross income tests, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

   Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

      In order to maintain our REIT qualification, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year. To preserve our REIT qualification, our charter provides that, unless exempted by our board of directors, no person may directly or indirectly own more than 9.9% of the number or value (whichever is more restrictive) of our outstanding shares of stock. We refer to this limitation as the “Aggregate Stock Ownership Limit.” In addition, our charter provides that, unless exempted by our board of directors, no person may directly or indirectly own more than 9.9% of the aggregate number or value (whichever is more restrictive) of the outstanding shares of our common stock. We refer to this limitation as the “Common Stock Ownership Limit.” Generally, any shares of our stock owned by affiliated owners will be combined for purposes of the Aggregate Stock Ownership Limit, and any shares of common stock owned by affiliated owners will be combined for purposes of the Common Stock Ownership Limit.

      If anyone transfers shares in a way that would violate our ownership limits, or prevent us from continuing to qualify as a REIT under the federal income tax laws, we will consider the transfer to be null and void from the outset and the intended transferee of those shares will be deemed never to have owned the shares or those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate our ownership limits. Anyone who acquires shares in violation of our ownership limits or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

   Provisions of our charter and Maryland law may limit the ability of a third-party to acquire control of our company.

      Our charter contains restrictions on stock ownership and transfer.

      Our charter contains the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, and these restrictions on transferability and ownership may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

      Our board of directors may issue additional stock without stockholder approval.

      Our charter authorizes our board of directors to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights of other terms of such classified and reclassified shares and to amend the charter to increase or decrease the aggregate number of shares of stock we have authority to issue, without any action by the stockholders. Issuances of additional shares of stock may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

      Other provisions of our charter and bylaws may delay or prevent a transaction or change of control.

      Our charter and bylaws also contain other provisions that may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. For example, our charter and bylaws provide that: a two-thirds vote of stockholders is required to remove a director, vacancies on our board may only be filled by the remaining directors, the number of directors may be fixed only by the directors, our bylaws may only be amended by our directors and a majority of shares is required to call a special stockholders meeting. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

   The market price of our securities may vary substantially.

      The trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates. One of the factors that may influence the price of our securities in public trading markets is the annual yield from distributions on our securities as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our securities to demand a higher annual yield, which could reduce the market price of our securities.

      We have registered the resale of an aggregate of 4,061,975 shares of our common stock. These shares are owned by the former owners of our predecessor, Capital Lease Funding, LLC, and certain of our executive officers and other key employees. These owners may freely resell the shares into the public market without restriction. In addition, on November 17, 2004, an aggregate of 139,134 shares of our common stock issued to certain of our current and former employees prior to our initial public offering became eligible for sale under Rule 144 of the Securities Act of 1933, as amended. The resale of any of these shares into the public market, or the perception that such resale may occur, could adversely affect the market price of our common stock.

      Other factors that could affect the market price of our common stock include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the real estate or mortgage loan industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

   We depend on our key personnel.

      We depend on the efforts and expertise of our senior management to manage our day-to-day operations and strategic business direction. Our senior management is comprised of Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz and Michael J. Heneghan. We also depend on the business relationships that our staff has with borrowers, tenants, mortgage brokers, investment sale brokers, lenders, institutional investors and other net lease market participants. Although we have entered into employment agreements with each member of our senior management, there is no guarantee that any of them will remain employed with our company for the term of their respective agreements. We do not maintain key person life insurance on any of our management team members. If any member of our senior management team were to die, become disabled or otherwise leave our employ, we may not be able to replace him with a person of equal skill, ability and industry expertise.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “strategy,” “will” and other words of similar meaning. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	our ability to make additional investments in a timely manner or on acceptable terms;

•	our ability to obtain long-term financing for our asset investments at the spread levels we project when we invest in the asset;

•	adverse changes in the financial condition of the tenants underlying our net lease investments;

•	increases in our financing costs and/or our general and administrative costs;

•	changes in our industry, the industries of our tenants, interest rates or the general economy;

•	the success of our hedging strategy;

•	our ability to raise additional capital;

•	our ability to complete pending net lease real property acquisitions and/or other net lease investments in a timely manner or at all;

•	impairments in the value of the collateral underlying our investments;

•	the degree and nature of our competition; and

•	the other factors discussed in this prospectus and the documents incorporated by reference into this prospectus, including those described under the caption “Risk Factors.”

      In addition, we may be required to defer revenue recognition on real properties we acquire if the property is under construction or is not yet ready for occupancy.

      Any forward-looking statement speaks only as of its date. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date made.

USE OF PROCEEDS

      Unless otherwise provided in the applicable prospectus supplement, we intend to use the proceeds from the sale of securities under this prospectus for general corporate purposes, which may include the funding of future investments, the repayment of outstanding indebtedness, working capital and other general purposes.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

		Year Ended December 31,
	Quarter Ended March 31, 2005	2004	2003	2002	2001	2000
Ratio of earnings to combined fixed charges and preferred stock dividends	1.40	1.48	4.06	1.28	1.56	—

      In 2000, the amount of our coverage deficiency was $18,961,000.

      We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. We have not issued any preferred shares as of the date of this prospectus, and therefore there were no preferred dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods. Earnings have been calculated by adding fixed charges to income before provision for income taxes, and then subtracting capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of loan origination fees and the portion of rental expense deemed to be the equivalent of interest.

DESCRIPTION OF COMMON STOCK

      The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws. See “Where You Can Find More Information.”

Authorized Stock

      Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share. At April 1, 2005, 27,875,200 shares of common stock were issued and outstanding and no preferred stock was issued and outstanding. In addition, 305,734 shares of common stock have been reserved for issuance under our stock plan. As permitted by the Maryland General Corporation Law, or MGCL, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Voting Rights of Common Stock

      Subject to the provisions of our charter restricting the transfer and ownership of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock that we may issue in the future, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The holders of a plurality of the outstanding common stock, voting as a single class, can elect all of the directors.

Distributions, Liquidation and Other Rights of Common Stock

      All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter restricting transfer of our stock.

      Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in our charter, all shares of common stock have equal distribution, liquidation and other rights.

Power to Reclassify Stock

      Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series, from time to time, in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and our charter to set for each such class or series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our common stock holders.

Power to Issue Additional Common Stock and Preferred Stock

      We believe that the power to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of the NYSE. The listing requirements of the NYSE require stockholder approval of certain issuances of 20% or more of the then outstanding voting power or the outstanding number of shares of common stock. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our common stock holders.

Restrictions on Ownership and Transfer

      Our charter provides that no person may beneficially own, actually or constructively, more than 9.9% of the value or number, whichever is more restrictive, of our outstanding capital stock or 9.9% of the value or number, whichever is more restrictive, of our outstanding shares of common stock. See “Restrictions on Ownership and Transfer.”

Other Matters

      The transfer agent and registrar for our common stock is Wachovia Bank, NA.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER
AND BYLAWS

      The following description of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is qualified in its entirety by reference to Maryland law, our charter and our bylaws. See “Where You Can Find More Information.”

Our Board of Directors

      Our bylaws provide that the number of our directors may be established only by our board of directors. We have seven directors. The board of directors may increase or decrease the number of directors by a vote of a majority of the members of our board of directors, provided that the number of directors may not be less than the number required by Maryland law and that the tenure of office of a director may not be affected by any decrease in the number of directors. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or, if no directors remain, by our stockholders. Any director elected to fill a vacancy serves for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

      At each annual meeting of stockholders, the holders of the common stock may vote to elect all of the directors on the board of directors, each of which is elected to a one-year term. Holders of common stock have no right to cumulative voting in the election of directors. At each annual meeting of stockholders, the holders of a plurality of the common stock are able to elect all of the directors.

Removal of Directors

      Under Maryland law and our charter, a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships (described below under “—Other Anti-Takeover Provisions”), precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

      Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer, issuance or transfer by us of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.

      A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

      After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

      The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors. However, our board of directors may, by resolution, opt into the business combination statute in the future.

      Should our board opt into the business combination statute, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

      Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting and delivery of an acquiring person statement. If no request for a meeting is made, we may present the question at any stockholders' meeting.

      If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Other Anti-Takeover Provisions

      Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

      Pursuant to Subtitle 8, we have elected to provide that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in our board the exclusive power to fix the number of directorships and (c) require, unless called by the chairman of our board of directors, our chief executive officer, our president or our board of directors, the request of the holders of a majority of outstanding shares to call for a special stockholders meeting.

      Our bylaws also provide that only our board of directors may amend or repeal any of our bylaws or adopt new bylaws.

Merger; Amendment of Charter

      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the charter, including the provisions relating to removal of directors, that require the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Limitation of Liability and Indemnification

      Our charter limits the liability of our directors and officers for money damages to the maximum extent permitted by Maryland law. Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

      Our charter authorizes us to obligate ourselves and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a director, trustee, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her status as a present or former director or officer.

      Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is, or threatened to be, made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding to which they are made a party by reason of their service in these or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

      Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount advanced if the standard of conduct is not met.

      Insofar as the above provisions permit indemnification of directors, officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

REIT Status

      Our charter provides that our board of directors may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Dissolution

      Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of stock then outstanding and the prior approval by a majority of the entire board of directors,

our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

      Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is a stockholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who complied with the advance notice procedures set forth in our bylaws.

      Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year's annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

      With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who complied with the advance notice provisions set forth in our bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

      Our board or directors may rescind the resolution opting out of the business combination statute or repeal the bylaw opting out of the control share acquisition statute. If the business combination provisions or control share provisions become applicable to our company, those provisions, in addition to the provisions in our charter regarding removal of directors and the restrictions on the transfer of shares of capital stock and the advance notice provisions of our bylaws, may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our common stock holders.

PARTNERSHIP AGREEMENT

      We conduct substantially all of our business through our operating partnership, Caplease, LP, or its subsidiaries. We are the sole limited partner and our wholly-owned subsidiary is the sole general partner of our operating partnership.

      We may admit additional limited partners to the partnership in the future, particularly in connection with the acquisition of real estate. We may issue units of partnership interest in the partnership to the sellers of real estate. The issuance of these partnership units can help sellers defer recognition of taxable gain which would otherwise be payable upon the sale of a property to us. We believe that offering sellers the ability to acquire these partnership units will enhance our ability to acquire properties because of the tax advantages to sellers.

      For so long as we own all of the interests in the operating partnership and until such time as we admit outside limited partners to our operating partnership, the partnership agreement for our operating partnership is a short-form agreement that does not contain all the terms described below, particularly those relating to rights of limited partners. There can be no assurance that we will issue any units of partnership interest in the future and admit outside partners as limited partners of our operating partnership. If we do, we expect that the agreement of limited partnership for our operating partnership will be amended and restated so as to contain the following general terms which we believe are customarily found in the operating partnership agreements of many other publicly traded real estate investment trusts which have outside limited partners.

Management

      As the sole general partner of the operating partnership, we will have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and to cause changes in the operating partnership's line of business and distribution policies.

Transferability of Interests

      We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners;

•	as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units will be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners (other than our company or its subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders for a share of our common stock.

      We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement is amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

      We also may (i) transfer all or any portion of our general partnership interest to (1) a wholly-owned subsidiary or (2) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.

Capital Contribution

      We contributed to our operating partnership substantially all the net proceeds of our initial public offering. Other parties in the future that contribute assets to our operating partnership will become limited partners and will receive partnership units based on the fair market value of the assets at the time of such contributions. The partnership agreement will provide that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we will be obligated to contribute the proceeds of any offering of shares of stock as additional capital to the operating partnership. We will be authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership's and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

      Pursuant to the partnership agreement, the limited partners will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, shares of common stock on a one-for-one basis. The number of shares of common stock issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limits in our charter;

•	result in our shares of our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or a subsidiary's real property, within the meaning of section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

We may, in our sole and absolute discretion, waive any of these restrictions.

      The redemption rights may be exercised by the limited partners at any time after an initial holding period; provided, however, unless we otherwise agree:

•	a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

      The partnership agreement will require that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under section 7704 of the Code.

      In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries' operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

      These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to assets that are owned by us directly rather than by the operating partnership or its subsidiaries.

Distributions

      The partnership agreement will provide that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership's property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

      Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

      Profits and losses of the operating partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the limited partners in accordance with the respective percentage interests in the operating partnership. All of the foregoing allocations are subject to compliance with the provisions of sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. We expect the operating partnership to use the “traditional method” under section 704(c) of the Code for allocating items with respect to contributed property for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

      The operating partnership will continue for a term of 50 years or more, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

      Pursuant to the partnership agreement, we will be the tax matters partner of the operating partnership and will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

DESCRIPTION OF PREFERRED STOCK

      We are authorized to issue 100,000,000 shares of preferred stock, par value $0.01 per share. As of April 1, 2005, we had no shares of preferred stock outstanding.

      The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our charter, the applicable articles supplementary describing the terms of the related class or series of preferred stock, and our bylaws, each of which we have filed or will file with the SEC.

General

      Subject to the limitations prescribed by Maryland law and our charter and bylaws, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to designate and issue, from time to time, one or more classes or series of preferred stock with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption as may be fixed by resolution of the board of directors or duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

      The prospectus supplement relating to the class or series of preferred stock being offered thereby will describe the specific terms of such securities, including:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for such preferred stock;

•	the provisions for a sinking fund, if any, for such preferred stock;

•	the provisions for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which such preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof) and conversion period;

•	any voting rights of such preferred stock;

•	a discussion of any material U.S. federal income tax considerations applicable to such preferred stock;

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

      Unless otherwise specified in the prospectus supplement relating to a particular class or series of preferred stock, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all equity securities ranking junior to such preferred stock;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

Dividends

      Unless otherwise specified in the prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

      Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the preferred stock as to dividends, holders of shares of each class or series of preferred stock shall be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend will be payable to holders of record as they appear on our stock transfer books on such record dates as are fixed by our board of directors.

      Dividends on any class or series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If we fail to declare a dividend payable on a dividend payment date on any class or series of preferred stock for which dividends are non-cumulative, then the holders of such class or series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series of preferred stock are declared payable on any future dividend payment date.

      Unless otherwise specified in the applicable prospectus supplement, if any shares of any class or series of preferred stock are outstanding, we generally may not declare, pay or set apart for payment full dividends on any of our capital stock of any other class or series ranking, as to dividends, on a parity with or junior to such class or series of preferred stock for any period unless:

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on such class or series of preferred stock for all past dividend periods and the then current dividend period; or

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on such class or series of preferred stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the preferred stock of such class or series, all dividends declared upon shares of such class or series of preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with such preferred stock will be declared pro rata so that the amount of dividends declared per share on the preferred stock of such class or series and such other class or series of preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) and such other class or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on shares of preferred stock which may be in arrears.

      Unless otherwise provided in the applicable prospectus supplement, except as provided in the immediately preceding paragraph, unless

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on such class or series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

•	if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in common stock or other capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up) may be authorized, declared or paid or set aside for payment or other distribution may be authorized, declared or made upon our common stock or any other of our capital stock ranking junior to or on a parity with such class or series of preferred stock as to dividends or upon our liquidation, dissolution or winding up, and no common stock or any other of our capital stock ranking junior to or on a parity with such class or series of preferred stock as to dividends or upon liquidation, dissolution or winding up may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for our other capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up, and except for a redemption or purchase or other acquisition of shares of our common stock made for purposes of an employee benefit plan of the Company or any subsidiary or as otherwise provided for under our charter to protect our status as a REIT).

      Any dividend payment made on shares of a class or series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

Redemption

      If so provided in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

      The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify:

•	the number of shares of preferred stock that we will redeem;

•	the dates on or the period during which we will redeem the shares; and

•	the redemption price that we will pay per share, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption.

      The redemption price may be payable in cash or other property, as described in the applicable prospectus supplement. If the redemption price for any class or series of preferred stock is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if no such capital stock was issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock will automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

      Notwithstanding the foregoing, unless

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any class or series of preferred stock shall be redeemed unless all outstanding shares of such class or series of preferred stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such class or series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such class or series of preferred stock or to preserve our status as a REIT.

      If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in violation of the ownership limitations set forth in our charter.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of preferred stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice of redemption will state:

•	the redemption date;

•	the number of shares and class or series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

•	the date upon which the holder's conversion rights, if any, as to such shares will terminate.

      If fewer than all the shares of preferred stock of any class or series are to be redeemed, the notice of redemption will also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for such redemption have been irrevocably set apart by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of preferred stock, such shares of preferred stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

      Any shares of preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment may be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement and articles supplementary), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      After liquidating distributions have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

      Holders of our preferred stock generally will not have any voting rights, except as otherwise required by law from time to time or as indicated in the applicable prospectus supplement.

Conversion Rights

      The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Restrictions on Ownership

      Our charter provides that no person may beneficially own, actually or constructively, more than 9.9% of the value or number, whichever is more restrictive, of our outstanding capital stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent

      The registrar and transfer agent for a particular series of preferred stock will be set forth in the applicable prospectus supplement.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

      For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

      In order to help us to satisfy the requirements set forth in the preceding paragraph, our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the “Aggregate Stock Ownership Limit”) in value or in number, whichever is more restrictive, of our outstanding shares of stock. In addition, our charter prohibits any person or persons acting as a group from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% in value or in number, whichever is more restrictive, of our outstanding shares of common stock (the “Common Stock Ownership Limit”).

      In addition to these ownership limits, our charter prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code;

•	any transfer of shares of our stock that would result in our stock being beneficially owned by fewer than 100 persons; and

•	any transfer of shares of our stock that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust, as described below, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

      Furthermore, our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described in the first sentence of the paragraph directly above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our failing to qualify as a REIT. As a condition of exemption, our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

      In April 2005, our board of directors granted an exemption to Hotchkis & Wiley Capital Management permitting them to own up to 12.5% of our outstanding common stock.

      If any transfer of our shares of stock occurs which, if effective, would result in our shares of stock being owned by fewer than 100 persons, would cause us to be “closely held” under the Code, would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) or would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of stock the transfer of which otherwise would cause such person to violate the charter limitations (rounded up to the nearest whole share) will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will constitute issued and outstanding shares of our stock. The Prohibited Owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's beneficiary. Any dividend or other distribution paid to the Prohibited Owner before our discovery that shares of stock have been transferred to the trustee will be paid by the Prohibited Owner to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. The Prohibited Owner will have no voting rights with respect to shares of stock held in the charitable trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its discretion, will have the authority to:

•	rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

      Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary. The Prohibited Owner will receive the lesser of:

•	the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise) the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust.

Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

      In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

      All certificates representing our shares of stock will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares of capital stock must give written notice to us, within 30 days after the end of each taxable year, of the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with additional information as we may request to determine the effect of the owner's beneficial ownership on our REIT status and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each of our stockholders, whether or not an owner of 5% or more of our capital stock, must provide us with information as we may request to determine our REIT status and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

      These ownership and transfer limitations in our charter could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

DESCRIPTION OF DEBT SECURITIES

      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

      The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. A form of each of the senior indenture and the subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be qualified under the Trust Indenture Act. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

      The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

      We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title or designation;

•	any limit on the principal amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and the depository;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special U.S. federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

      We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

      The indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of our assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indenture

      The following will be events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

      If an event of default with respect to debt securities of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

      The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver will cure the default or event of default.

      Subject to the terms of the indentures, if an event of default under an indenture occurs and is continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

•	the direction given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

•	the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

      We will periodically file statements with the indenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

      We and the indenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

      In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the indenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the indenture trustee; and

•	appoint any successor indenture trustee.

      In order to exercise our rights to be discharged, we must deposit with the indenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

      We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Book-Entry Securities” for a further description of the terms relating to any book-entry securities.

      Subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series, at its option, can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, no service charge will be required for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

      If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Indenture Trustee

      The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

      We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the indenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

      All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

      The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue, It also does not limit us from issuing any other secured or unsecured debt.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

      This section summarizes the federal income tax issues that you, as a holder of our securities, may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Stockholders” below).

      The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

      We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of our Company

      We plan to make an election to be taxed as a REIT under the federal income tax laws effective for our short taxable year beginning on March 23, 2004 and ending on December 31, 2004. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

      If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on items of tax preference.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% (90% for taxable years prior to 2005) of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by

•	a fraction intended to reflect our profitability.

•	In the event of a more than de minimis failure of any of the asset tests occurring after January 1, 2005, as described below under “—Requirements for Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the applicable quarter, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset test or tests.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the calendar year,

•	95% of our REIT capital gain net income for the calendar year, and

•	any undistributed income required to be distributed from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

      A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We have issued common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Restrictions on Ownership and Transfer.”

      Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

      Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. Prior to the admittance of third-party limited partners, our operating partnership will be treated as a disregarded entity. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share, based on percentage capital interests, of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

      A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have formed a TRS which will engage in activity that could jeopardize our REIT status if engaged in by us and will earn income that would not be qualifying income if earned directly by us.

      Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the federal income tax laws if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity, or portion of an entity, consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

      We may make investments or enter into financing and securitization transactions that give rise to us being considered to be, or owning an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary, that is treated as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification generally would, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

      A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Requirements for Qualification—Distribution Requirements.”

      Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most tax-exempt stockholders, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-U.S. Stockholders.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

      If we were to own less than all of the equity interests in an entity that is classified as a taxable mortgage pool, the foregoing rules would not apply. Rather, the entity would be treated as an ordinary corporation for federal income tax purposes, and its taxable income would be subject to corporate income tax. In addition, this characterization could adversely affect our compliance with the REIT gross income and asset tests. We currently do not own, and do not intend to own, some, but less than all, of the equity interests in an entity that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

   Income Tests

      We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on. and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from servicing fees, loan origination fees, financial advisory fees and structuring fees receivable are not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We will monitor the amount of our nonqualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

      First, the amount of rent must not be based in whole or in part on the income or profits of any person. Any participating or percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

      More generally, any participating or percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. Since the rent that we expect to receive will not be based on the lessees' income or sales, our rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

      Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our charter prohibits transfers of our common stock that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our common stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

      As described above, we may own up to 100% of the stock of one or more TRSs. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) the TRS is a qualifying TRS (among other things, it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated), (ii) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (iii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.”

      Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each property, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

      Fourth, we generally cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our gross income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not perform any services other than customary ones for our lessees. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not perform noncustomary services for the lessees of the property to the extent that the provision of such services would jeopardize our REIT status.

      If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds l5% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

      In addition to rent, our lessees are required to pay certain additional charges. To the extent that such additional charges represent either (i) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee's proportionate share of a property's operational or capital expenses or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that charges described in clause (ii) do not qualify as “rents from real property,” they instead may be treated as interest that qualifies for the 95% gross income test.

      Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

      If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision generally will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

      Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the principal amount of the loan exceeds the value of the real estate that is security for the loan.

      Mezzanine loans that we originate generally will not be secured by a direct interest in real property. Instead, our mezzanine loans generally will be secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although we anticipate that any mezzanine loans that we extend will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that the interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test.

      We also may originate construction or development loans. As stated above, in order to determine whether the interest income from a loan is qualifying income for purposes of the gross income tests, we generally compare the loan amount, or the highest principal amount of a loan outstanding during a taxable year, to the loan value, or the fair market value of the real property securing the loan as of the date we agree to originate or acquire the loan. However, in the case of a construction or development loan, the loan value is equal to the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan, determined as of the date we agree to originate the loan. If we do not make the construction loan but commit to provide long-term financing following completion of construction, the loan value is determined by using the principles for determining the loan value for a construction loan. In addition, if the mortgage on the real property is given as additional security (or as a substitute for other security) for the loan after our commitment to extend the loan is binding, the loan value is equal to the fair market value of the real property when it becomes security for the loan (or, if earlier, when the borrower makes a binding commitment to add or substitute the property as security).

      The interest, original issue discount, and market discount income that we receive from our mortgage loans and mortgage-backed securities generally are qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. In addition, to the extent that any mezzanine loans that we extend do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test.

      Fee Income. We may receive various fees in connection with our mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees generally will be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties, origination fees, and financial advisory fees, are not qualifying income for purposes of either income test. To the extent necessary, one of our TRSs will conduct loan servicing and financial advisory functions that generate fee income that is not qualifying income. In this case, the income earned by our TRS from these services will not be included for purposes of the REIT gross income tests.

      Dividends. Our share of any dividends received from any corporation (including a TRS but not another REIT) in which we own an equity interest will be qualifying income for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

      Hedging Transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. For taxable years prior to 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should have been qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). For those taxable years, a “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect, from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our loans through one of our taxable REIT subsidiaries.

      It is our current intention that any securitizations that we undertake with regard to our mortgage loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, we intend to securitize our mortgage loans only in non-REMIC transactions.

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and

95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

      For taxable years prior to 2005, any incorrect information on the schedule of the sources of our income must not have been due to fraud with intent to evade tax.

      We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% (90% for taxable years prior to 2005) of our gross income exceeds the amount of our income qualifying under the 95% gross income test, in each case multiplied by a fraction intended to reflect our profitability.

   Asset Tests

      To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. At least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

      Of our investments not included in the 75% asset class:

      First, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

      Second, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

      Third, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

      Fourth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non-“straight debt” securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government of any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership; or

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification-Income Tests.”

      For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in the last two bullet points above.

      We believe that all or substantially all of the real property, mortgage loans, and mortgage-backed securities that we own are qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan (determined as described under “Income Tests—Interest” above), a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. In addition, any mezzanine loan that we extend generally will be secured by ownership interests in an entity owning real property. We anticipate that most or all of such mezzanine loans will qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test. See “—Income Tests.” However, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities for purposes of the 10% value test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 or as “straight debt” securities only to the extent that such loans will not cause us to fail the asset tests described above. Furthermore, to the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the 5% and 10% asset tests with respect to those debt securities.

      We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS will not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the immediately preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

      If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

      In the event that, at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005, we violate the 5% or 10% asset test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we discovered the failure of the asset test. In the event of a more than de minimis failure of any of the asset tests at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we discovered the failure of the asset test and (2) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

   Distribution Requirements

      Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

      Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such calendar year,

•	95% of our REIT capital gain income for such calendar year, and

•	the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the distributed amount for that preceding calendar year. The “grossed up required distribution” for any calendar year is the sum of the taxable income of the REIT for the calendar year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the distributed amount. The distributed amount is the sum of (i) the deduction for dividends paid during that calendar year, (ii) amounts on which the REIT is required to pay corporate tax, and (iii) the excess, if any, of the distributed amount for the preceding taxable year over the grossed up required distribution for that preceding taxable year. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or subordinated structured interests in net lease assets are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

      Although several types of non-cash income are excluded in determining the annual distribution requirement, we may incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

   Recordkeeping Requirements

      We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

      If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

      For taxable years beginning on and after January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

Taxation of Taxable U.S. Stockholders

      The term “U.S. stockholder” means a holder of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

      As long as we qualify as a REIT, a taxable “U.S. stockholder” must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

      If we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

      A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as a preference item.

      We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder.

      Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

      Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our REIT taxable income in a particular year. A stockholder's share of excess inclusion income would not be allowed to be offset by any net operating losses otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

      In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases substantially identical common stock within 30 days before or after the disposition.

Capital Gains and Losses

      A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns). A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

      We will report to our stockholders and to the IRS the amount of dividends we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which may require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of our excess inclusion income would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay or are treated as having paid the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that requires the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either

•	at least one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, foreign, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

      A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any ordinary dividend paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our REIT taxable income in a particular year.

      A non-U.S. stockholder will not incur U.S. tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, by filing a U.S. tax return, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. For taxable years prior to 2005, a non-U.S. stockholder was taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus was taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. For taxable years beginning on and after January 1, 2005, capital gain distributions that are attributable to our sale of real property are not subject to FIRPTA and, therefore, will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder did not own more than 5% of the class of our stock on which the distributions are made during the taxable year. As a result, such non-U.S. stockholders generally are subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder will receive a credit against its U.S. federal income tax liability for the amount we withhold.

      A non-U.S. stockholder generally will not incur tax under FIRPTA on gains from the disposition of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the disposition of our stock if the common stock is “regularly traded” on an established securities market. Because the common stock is regularly traded on an established securities market, a stockholder owning 5% or less of our common stock will not incur tax under FIRPTA on gain from the disposition of the common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, and subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

OTHER TAX CONSEQUENCES

Tax Aspects of our Investment in the Operating Partnership

      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the operating partnership. See “Partnership Agreement.” The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Tax Classification. Prior to the time that third-party limited partners are admitted to the operating partnership, the operating partnership will be treated as a disregarded entity for federal income tax purposes. After such time, we will be entitled to include in our income our distributive share of the operating partnership's income and to deduct our distributive share of the operating partnership's losses only if the operating partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. The remainder of this discussion applies only in the event that the third-party limited partners are admitted to the operating partnership. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The operating partnership intends to be classified as a partnership for federal income tax purposes and it will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns, directly or indirectly, an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. We believe that the operating partnership will qualify for the private placement exclusion.

      We do not intend to request a ruling from the Internal Revenue Service that the operating partnership will be classified as a partnership for federal income tax purposes. If for any reason the operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in the operating partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of the operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the operating partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the operating partnership's taxable income.

State and Local Taxes

      We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

BOOK-ENTRY SECURITIES

      We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book-entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described herein will be described in the applicable prospectus supplement.

      Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

      Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

      So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

      Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

      If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

      We may sell the securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. We also may sell shares directly to persons through an administrator in connection with a dividend reinvestment or similar plan.

      Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with a sale of the securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers or securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by us to the underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. The maximum compensation to be received by any NASD member will not exceed 10% of the gross offering proceeds plus an additional 0.5% for bona fide due diligence expenses in connection with the sales of securities hereunder. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investors or on the portion of the aggregate principal amount of the particular offered security which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that:

•	the purchase by an institution of the offered securities will not at the time of delivery be prohibited under the laws of any jurisdiction in the U.S. to which such institution is subject; and

•	if the offered securities are being sold to underwriters, we will have sold to such underwriters the total principal amount of such securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our or such institutional investors' performance thereunder.

      We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

LEGAL MATTERS

      The legality of any securities offered hereby will be passed upon for us by Hunton & Williams LLP. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in a prospectus supplement. In addition, we have based the description of federal income tax consequences in “Federal Income Tax Consequences of Our Status as a REIT” upon the opinion of Hunton & Williams LLP.

EXPERTS

      The consolidated financial statements of Capital Lease Funding, Inc. appearing in Capital Lease Funding, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

5,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

FRIEDMAN BILLINGS RAMSEY
WACHOVIA SECURITIES
RYAN BECK & CO.